UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ILLINOIS TOOL WORKS INC.
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SEC 1913 (11-01)

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders

Friday, May 2, 2014

3:00 P.M.

The Northern Trust Company

50 South LaSalle Street

Chicago, Illinois 60603

ITW is holding its 2014 Annual Meeting for the following purposes:

1.	To elect the twelve directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm;

3.	To hold an advisory vote on executive compensation;

4.	To approve amendments to our Restated Certificate of Incorporation to eliminate supermajority voting requirements;

5.	To approve amendments to our Restated Certificate of Incorporation to eliminate provisions regarding Board size; and

6.	To conduct any other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote “FOR” each of the director nominees, “FOR” ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2014, “FOR” approval of the compensation of ITW’s named executive officers, “FOR” the amendments to the Restated Certificate of Incorporation to eliminate supermajority voting, and “FOR” the amendments to the Restated Certificate of Incorporation to eliminate provisions regarding Board size.

Only stockholders of record at the close of business on March 4, 2014 are entitled to vote.

YOUR VOTE IS IMPORTANT. Please return your proxy card or vote via the Internet or by telephone so that your shares will be voted and represented at the meeting, even if you plan to attend the meeting. Please note that brokers may not vote your shares on the election of directors, the advisory vote on executive compensation or on the amendments to the Restated Certificate of Incorporation in the absence of your specific instructions as to how to vote.

Our annual report to stockholders for fiscal year 2013 is enclosed with this proxy statement.

By Order of the Board of Directors,
Maria C. Green
Secretary

March 21, 2014

Illinois Tool Works Inc.

Proxy Statement

Internet Availability of Proxy Materials

We are furnishing proxy materials, which include our 2013 annual report, to many of our stockholders through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials online. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about March 21, 2014, we will begin mailing printed copies of our proxy materials to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format, and sending the E-Proxy Notice to all other stockholders.

Receiving Future Proxy Materials Electronically: Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices and other stockholder communications electronically, instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet.” You will need the 12-digit number that is printed in the box marked by the arrow g , which appears on your proxy card or E-Proxy Notice. This 12-digit number is sometimes called the control number. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 12-digit number that is printed in the box marked by the arrow g to complete the revocation.

Questions and Answers

Below are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1.	The election of the twelve directors named in this proxy statement for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014;

3.	An advisory vote on ITW’s executive compensation;

4.	Approval to amend our Restated Certificate of Incorporation to eliminate supermajority voting requirements;

5.	Approval to amend our Restated Certificate of Incorporation to eliminate provisions regarding Board size; and

6.	Any other business as may be properly brought before the meeting.

Who may vote?

Stockholders at the close of business on March 4, 2014, the record date, may vote. On that date, there were 419,851,772 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. In person:	Attend our Annual Meeting, where ballots will be provided; or
2. By telephone:	See the instructions at www.proxyvote.com; or
3. By Internet:	See the instructions at www.proxyvote.com; or
4. By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by telephone or Internet, you should have your proxy card or E-Proxy Notice in hand when you call or go to the proxy vote site. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 1, 2014.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on April 29, 2014 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record.  If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted “FOR” the election of each director nominee, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” approval of ITW’s executive compensation, “FOR” the proposal to amend our Restated Certificate of Incorporation to eliminate supermajority voting requirements, “FOR” the proposal to amend our Restated Certificate of Incorporation to eliminate provisions regarding Board size, and “FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, Robert S. Morrison and Pamela B. Strobel, or any one of them.

Beneficial Owners.  If your shares are held in a brokerage account or by a nominee, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2014 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on the election of directors, ITW’s executive compensation, or the proposals to amend the Restated Certificate of Incorporation to eliminate supermajority voting requirements and to eliminate provisions regarding Board size. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or Internet after you have given your proxy; or

4.	Vote in person at our Annual Meeting.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 12-digit number, you must vote separately to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors:  The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of Independent Registered Public Accounting Firm:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Approve amendments to our Restated Certificate of Incorporation to eliminate supermajority voting:  The affirmative vote of 66 2/3% of the outstanding shares of common stock of the Company will constitute approval by the stockholders.

Approve amendments to our Restated Certificate of Incorporation to eliminate provisions regarding Board size:  The affirmative vote of 66 2/3% of the outstanding shares of common stock of the Company will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the election of directors, ratification of the appointment of Independent Registered Public Accounting Firm, or approval of ITW’s executive compensation. Broker non-votes will, however, have the same effect as a vote against the amendments to our Restated Certificate of Incorporation to eliminate supermajority voting, and against the amendments to our Restated Certificate of Incorporation to eliminate provisions regarding Board size, so we are encouraging stockholders to vote their shares in favor of these proposals.

What if I “abstain” from voting?

An abstention on the election of directors will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for our May 2015 Annual Meeting, a stockholder proposal must be received no later than November 21, 2014. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission, or SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2015 Annual Meeting. We must receive your proposal in writing on or after January 2, 2015, but no later than February 1, 2015. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2015 Annual Meeting, our Secretary must receive your written nomination on or after January 2, 2015, but no later than February 1, 2015. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” below.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise. In the event that we decide to engage a proxy solicitation firm to assist with the solicitation of proxies, we would expect to engage Georgeson and that the additional cost to be borne by us would be approximately $12,000 plus reasonable and approved out-of-pocket expenses.

Election of Directors

Stockholders are being asked to elect the twelve directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2015 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto, 57, retired as President of UPS International and Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, having served in these capacities from January 2008 to June 2013. Previously, he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto had over 38 years of experience at UPS, serving over the years in various areas with increasing levels of responsibility, including operations, finance, information systems, mergers & acquisitions, marketing, business development and international. Mr. Brutto has served as a director of ITW since 2012 and has not served as a director of any other publicly-traded company in the last five years. In the past, he served on the board of the US-China Business Council, the Guangdong Economic Council, and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos, Switzerland, from 2009 to 2013. Mr. Brutto’s experience integrating multiple freight forwarding units and establishing UPS operations in 35 countries across Europe and Asia, as well as his global perspective, are considered valuable to the Board.

Susan Crown, 55, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly-traded company in the last five years. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses. She has extensive experience with civic and not-for-profit organizations, having served on the boards of many such organizations and having received a number of awards for her distinguished civic service. Her experience as a board member at Northern Trust Corporation, The Northern Trust Company and various large not-for-profit organizations has given her a valuable perspective on many current corporate responsibility topics.

Don H. Davis, Jr., 74, is Chairman Emeritus of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services. He retired as Chairman of the Board of Rockwell in 2006, a position he had held since 1998. From 1997 to 2005, he also served as Rockwell’s Chief Executive Officer. Mr. Davis is not currently a director of any publicly-traded company other than ITW; however, he was formerly a director of Ciena Corporation and Journal Communications, Inc. Mr. Davis has served as a director of ITW since 2000. In addition to his experience as chief executive officer of a major global industrial manufacturing company, Mr. Davis has an extensive background in mechanical engineering. He also has many years of experience on public company boards, as well as on the boards of civic and other not-for-profit organizations. His experience and background have enabled him to develop a deep operational understanding of our global businesses and work force.

James W. Griffith, 60, has served as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, since 2002, and previously served as President and Chief Operating Officer from 1999 to 2002. Mr. Griffith joined Timken in 1984, and has held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Prior to joining Timken, he held production and engineering positions at Martin Marietta, Bunker Hill Company and Homestake Mining Company. Mr. Griffith is currently a director of The Timken Company and has served as a director of ITW since 2012. He served as a director of Goodrich Corporation until July 2012. He also serves on the board of the US-China Business Council and a number of other industry and not-for-profit organizations. Mr. Griffith’s broad experience in manufacturing and engineering and his international perspective are considered valuable additions to the Board.

Robert C. McCormack, 74, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). Within the past five years, Mr. McCormack was a director of MeadWestvaco Corporation, Northern Trust Corporation and its subsidiary, The Northern Trust Company, and DeVry Inc. Mr. McCormack has served as a director of ITW since 1993 and previously served as a director of ITW from 1978 through 1987. Mr. McCormack’s extensive experience in the investment banking industry and private equity investment, in addition to his service in the Navy, where he was responsible for the operating financial systems throughout the United States Department of the Navy, has given him vast experience in managing complex financial systems. He also has extensive experience as a director of other large cap public companies, as well as financial institutions.

Robert S. Morrison, 71, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of 3M Company and Aon Corporation, and was formerly a director of The Tribune Co. He has served as a director of ITW since 2003 and currently serves as ITW’s non-executive Chairman. Mr. Morrison’s experience as a former top executive of three global public companies and his long-standing experience as a director of 3M Company and Aon Corporation, as well as other public companies and civic and not-for-profit organizations, provide valuable insight and understanding of global operations.

E. Scott Santi, 52, has served as President and Chief Executive Officer of ITW since November 2012 and as President and Chief Operating Officer from October to November 2012. Previously, Mr. Santi served as Vice Chairman from December 2008 to October 2012 and Executive Vice President from October 2004 to December 2008. He has served as a director of ITW since November 2012, and currently serves as a director of W.W. Grainger, Inc. He has not served as a director of any other publicly traded company in the last five years. Mr. Santi also has significant experience as a participating board member of a number of professional and not-for-profit organizations. With over 30 years of experience at ITW, Mr. Santi has a deep understanding of the Company’s markets, business operations, operating philosophy, and culture.

James A. Skinner, 69, retired as Vice Chairman and Chief Executive Officer of McDonald’s Corporation, a global restaurant chain, having served in those positions from 2004 to June 2012. Previously, Mr. Skinner served as Vice Chairman from 2003 to 2004; as President and Chief Operating Officer of McDonalds’ Restaurant Group from February 2002 to December 2002; as President and Chief Operating Officer of McDonalds’ Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonalds’-Europe from 1997 to 2001. Mr. Skinner is currently the non-executive Chairman of Walgreen Co. and serves as a director of Hewlett-Packard Company. He served as a director of McDonalds Corporation from November 2004 to June 2012. He has served as a director of ITW since 2005. He has not served as a director of any other publicly-traded company in the last five years. Mr. Skinner’s valuable experience serving as the chief executive officer of one of the world’s largest companies and holding various positions within the organization, including executive positions in McDonalds’ international operations throughout the world, gives him a variety of experiences in many different management and executive roles. His broad experience gives him valuable insights and perspectives to our global operations.

David B. Smith, Jr., 47, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions with increasing levels of responsibility at the Securities and Exchange Commission, most recently serving as Associate Director, Division of Investment Management, from 2001 to 2005. Mr. Smith is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly-traded company in the last five years. Mr. Smith has served as a director of ITW since 2009. Mr. Smith’s extensive legal and regulatory experience from serving in various legal and supervisory capacities at the Securities and Exchange Commission, as well as his executive experience in a mutual fund industry organization, enable him to bring to the Board the perspective of both a regulator and industry participant, and his experience working with independent fund directors gives him a unique perspective as an independent Board member of ITW. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

Pamela B. Strobel, 61, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to that, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company. Ms. Strobel has served as a director of ITW since 2008. With her extensive executive and legal experience in the energy industry, her experience as a director of other large public companies and her involvement in civic activities and not-for-profit organizations, Ms. Strobel’s experience and perspectives are valuable contributions to the Board’s overall expertise.

Kevin M. Warren, 51, has been the President of Strategic Growth Initiatives for Xerox Corporation since January 1, 2014. Since 1984, Mr. Warren has held several positions at Xerox with increasing levels of responsibility, including serving as President of U.S. Client Operations for Xerox Corporation from June 2010 to December 2013; Chairman, President and Chief Executive Officer of Xerox Canada from 2007 to 2010; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, U.S. Solutions Group from 2004 to 2007. He also serves as a director of a number of professional, civic and not-for-profit organizations. Mr. Warren has served as a director of ITW since 2010 and has not served as a director of any other publicly-traded company in the last five years. Mr. Warren’s extensive experience in executive management, global operations and sales gives him valuable insights and perspectives to our global sales and operations.

Anré D. Williams, 48, has been President, Global Merchant Services, of American Express Company since 2011. From 2007 to 2011, Mr. Williams was President, Global Commercial Card, of American Express. From 1989 to 2007, Mr. Williams held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams has served as a director of ITW since 2010 and is a former director of Ryerson Inc. Mr. Williams has not served as a director of any other publicly-traded company in the last five years. Mr. Williams’ extensive experience in executive management, leading global businesses and financial services, and his experience as a director of another large public company are valuable contributions to the Board’s overall expertise, as well as to our global operations.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and Its Committees

The Company’s Board of Directors met five times during 2013. In addition to these Board meetings, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions in conjunction with regular board meetings. Robert S. Morrison serves as non-executive Chairman of the Board.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is in the best interests of the Company to examine whether the roles of Chairman and Chief Executive Officer should be combined each time the Board elects a new chief executive officer. E. Scott Santi was elected President and CEO in November 2012, after the death of David B. Speer, our former CEO. The Board decided to separate the roles of CEO and Chairman at that time and elected Robert S. Morrison, who was then lead director, as non-executive Chairman. Our Corporate Governance Guidelines also state that the Board has the discretion to combine or separate the offices of CEO and Chairman at such time or times as it deems appropriate.

The Board of Directors has standing audit, compensation, corporate governance and nominating, finance, and executive committees. Under the terms of their respective charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2013, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve, and all of the directors except Don H. Davis, Jr. attended our 2013 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, the Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. Finally, the Audit Committee reviews and evaluates our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth under “Audit Committee Report” below.

Compensation Committee

The Compensation Committee establishes and oversees executive compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., an independent consultant (“Cook”), as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Based on representations from Cook and executive officers and directors of the Company, the Compensation Committee has determined that Cook and its individual compensation advisor to the committee are independent. See “Compensation Discussion and Analysis — Role of Compensation Consultants.”

On a limited basis, Company management has engaged Aon Hewitt and Towers Watson & Co. to provide competitive market data (including information with respect to the Company’s peer group companies). From time to time, the Compensation Committee reviews the materials provided to management by Aon Hewitt and Towers Watson & Co.

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation is provided under “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; and makes recommendations as to Board committees and Board size. This committee also oversees and makes recommendations to the independent directors regarding non-employee director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financing and investment portfolio, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the committee membership and the number of meetings held by each committee during 2013:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Daniel J. Brutto	X			X
Susan Crown		X	X		Chair
Don H. Davis, Jr.			X	X
James W. Griffith	X	X
Robert C. McCormack	X			Chair	A(1)
Robert S. Morrison		X	Chair		X
E. Scott Santi					X
James A. Skinner		Chair	X		X
David B. Smith, Jr.	X			X
Pamela B. Strobel	Chair		X		A(1)
Kevin M. Warren	X	X
Anré D. Williams	X			X
Fiscal 2013 meetings	4	4	3	2	0

(1)	Alternate member of Executive Committee.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. While the Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall risk policies and practices, the responsibility for the review and evaluation of risks relating to investments and other treasury functions has been delegated to the Finance Committee, and risks arising from the Company’s compensation policies and practices has been delegated to the Compensation Committee. Each of these committees reports their findings to the full Board, and the Compensation Committee is also responsible for providing input to management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, the Company’s business structure simplification initiative, emerging markets, tax, portfolio management, strategic sourcing, legal (including regulatory and product liability), information technology and pension funding risks, and has established a formal process for continuous review of such risks. At each Audit Committee meeting, Company management gives a presentation on at least one of these risks, providing the Audit Committee members an opportunity to discuss the risks and the risk mitigation processes. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. The Audit Committee reports its evaluation of each risk presentation to the full Board after each Audit Committee meeting.

The risk reviews conducted by the Compensation and Finance Committees are also reported to the full Board on a regular basis. The Company believes that because each of these committees is comprised solely of independent directors, the President and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior. Our Global Anti-Corruption Policy, which supplements our Statement of Principles of Conduct, provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws. Our hedging policy prohibits our key employees and directors from hedging the risk of ownership in ITW stock, and our clawback policy provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements. Effective April 1, 2013, we added a prohibition against future pledges of ITW stock to secure the payment of any obligations.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Company’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), Global Anti-Corruption Policy and the Company’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our Chairman, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the independent directors as a group or to any of our directors c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60026, Attention: Secretary, with a designation on the outside of the envelope as a “Board Communication.” Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except E. Scott Santi, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Mr. Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Transactions” below; (2) Messrs. Morrison and Skinner serve as directors, and Mr. Griffith serves as a director and officer, of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown and immediate family members have direct and indirect interests in a company with which we conduct business; (4) Ms. Strobel serves as a director of two companies with which we conduct business, one of which owns approximately 5.7% of the Company’s common stock; (5) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith, emeritus director of the Company; and (6) each of Messrs. Warren and Williams is an officer of a company with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of the directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their personal integrity and judgment, broad-based business and professional skills and experiences, a global business and social perspective, and concern for the long-term interests of our stockholders. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the twelve directors currently on our Board, two are women and two are African-American.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate(s).

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with the Company’s by-laws, see “Questions and Answers — How do I nominate a director?” above.

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director and Officer Succession Planning

The Corporate Governance and Nominating Committee screens and recommends nominees for director to the full Board. It is responsible for reviewing the skills and characteristics required of Board members in the context of the current make-up of the Board. Its assessment includes the skills of board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, international background and experience, age, and diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. After receiving recommendations for nominations from the Corporate Governance and Nominating Committee, the Board nominates or elects candidates for director.

Leadership development, including succession planning, has long been a priority of our senior executive team, as we recognize the importance of identifying and developing candidates for the full range of senior management positions. This is reflected in the fact that the individual performance goals of our senior executive officers, including the CEO, over the last several years have included leadership development and/or succession planning as a significant element of annual incentive compensation. See “Compensation Discussion and Analysis — Annual Cash Incentives for 2013 — Personal Objectives-Based Annual Cash Incentive (O Factor)” below. The CEO oversees the leadership development efforts by the named executive officers other than the CEO, and the Board oversees the leadership development efforts by the CEO. The Company has a rigorous process for annual talent review and leadership development for senior executive management. In addition, the Company continues to build a pipeline of qualified potential candidates for executive vice presidents, senior vice presidents, vice presidents, group presidents and general managers.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2013 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

In 2013, the annual cash retainer for non-employee directors was $135,000. In addition, the non-executive Chairman receives an annual retainer fee of $100,000. Additional retainer fees for the chairs of the Audit, Compensation, Corporate Governance and Nominating, Finance, and Executive Committees were as follows: Audit and Compensation Committee chair fees, $20,000; Corporate Governance and Nominating and Finance Committee chair fees, $10,000; and Executive Committee chair fee, $5,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Illinois Tool Works Inc. 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer and chair fees until retirement or resignation. Deferred cash amounts are credited with interest quarterly at current rates. A director can also elect to defer receipt of any ITW common stock to be received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Long-Term Incentive Plan, which links this element of compensation to long-term performance. Under our director compensation program, non-employee directors serving in 2013 received an annual stock grant equivalent in value to approximately $105,000. Our non-executive Chairman receives an additional annual stock grant equivalent in value to $100,000.

Phantom ITW Stock

Prior to May 2012, in order to further tie a portion of their compensation to our long-term performance, non-employee directors of the Company were awarded 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. Directors may elect to receive their distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change in control. The Board discontinued the grant of phantom stock units in May 2012.

Director Compensation in Fiscal Year 2013

The following table summarizes the compensation for our non-employee directors who served during 2013.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Daniel J. Brutto	$135,000	$104,939	$239,939
Susan Crown	$140,000	$104,939	$244,939
Don H. Davis, Jr.	$135,000	$104,939	$239,939
James W. Griffith	$135,000	$104,939	$239,939
Robert C. McCormack	$145,000	$104,939	$249,939
Robert S. Morrison	$245,000	$204,884	$449,884
James A. Skinner	$155,000	$104,939	$259,939
David B. Smith, Jr.	$135,000	$104,939	$239,939
Pamela B. Strobel	$155,000	$104,939	$259,939
Kevin M. Warren	$135,000	$104,939	$239,939
Anré D. Williams	$135,000	$104,939	$239,939

(1)	The following directors elected to convert some or all fees earned in 2013 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2013	Number of Shares
Don H. Davis, Jr.	$135,000	1,933
Robert S. Morrison	$245,000	3,696
James A. Skinner	$155,000	2,219

(2)	Fees include the $135,000 annual retainer, non-executive Chairman fee and committee chair fees.

(3)	Each director serving in 2013 received an annual stock grant of 1,597 shares equivalent in value to approximately $105,000. Mr. Morrison received an additional stock grant of 1,521 shares equivalent in value to approximately $100,000 on May 3, 2013 for his services as non-executive Chairman. In addition, as of December 31, 2013, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Brutto, 1,044; Ms. Crown, 5,463; Mr. Davis, 2,615; Mr. Griffith, 1,044; Mr. McCormack, 5,463; Mr. Morrison, 2,509; Mr. Skinner, 2,440; Mr. Smith, 1,109; Ms. Strobel, 1,170; Mr. Warren, 1,087; and Mr. Williams, 1,087.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2013. The “named executive officers” as shown in the table are our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 430,994,033 shares of ITW common stock outstanding as of December 31, 2013.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options and restricted stock units that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2013, except as otherwise noted. Phantom stock units are not transferable and have no voting rights. The units are payable in cash and are not included in the “percent of class” calculation.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class
Directors (other than Executive Officers)
Daniel J. Brutto	5,483		1,044	*
Susan Crown	49,511	(1)	5,463	*
Don H. Davis, Jr.	51,118	(2)	2,615	*
James W. Griffith	5,457		1,044	*
Robert C. McCormack	11,271,308	(3)	5,463	2.6%
Robert S. Morrison	84,608	(4)	2,509	*
James A. Skinner	32,940	(5)	2,440	*
David B. Smith, Jr.	130,879	(6)	1,109	*
Pamela B. Strobel	24,148	(7)	1,170	*
Kevin M. Warren	9,350	(8)	1,087	*
Anré D. Williams	12,674		1,087	*
Named Executive Officers
E. Scott Santi	492,909	(9)	—	*
Michael M. Larsen	14,000	(10)	—	*
Ronald D. Kropp	127,853	(11)	—	*
David C. Parry	383,296	(12)	—	*
Craig A. Hindman	134,509	(13)	—	*
Roland M. Martel	351,947	(14)	—	*

Directors and Executive Officers as a Group (26 Persons)	14,200,828	(15)	25,031	3.3%

*	Less than 1%

(1)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, which are pledged to secure bank borrowings, and as to which she disclaims beneficial ownership; (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership; and (c) 6,329 deferred shares in lieu of director’s fees.

(2)	Includes 34,500 deferred shares in lieu of director’s fees.

(3)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 8,400,914 shares owned in eight trusts, as to which Messrs. McCormack and Harold Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power; (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; (d) 2,715,470 shares owned in four trusts, as to which Mr. McCormack, two other individuals and The Northern Trust Company are trustees and share voting and investment power (all of these shares are pledged to secure lines of credit); (e) 127,192 shares owned in three limited partnerships in which Mr. McCormack has a beneficial interest through trust ownership of the limited partnership units; and (f) 12,785 shares owned in a revocable trust for Mr. McCormack, as to which he has sole investment authority.

(4)	Includes 28,908 deferred shares in lieu of director’s fees.

(5)	Includes 21,986 deferred shares in lieu of director’s fees.

(6)	As of February 4, 2014, includes (a) 102,901 shares owned jointly with Mr. Smith’s spouse (all of which are pledged to secure lines of credit); (b) 15,517 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership; and (c) 2,000 shares owned in two trusts as to which Mr. Smith shares voting and investment power.

(7)	Includes 16,547 deferred shares in lieu of director’s fees.

(8)	Includes 1,000 shares beneficially owned by Mr. Warren’s spouse.

(9)	Includes (a) 3,411 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 434,865 shares covered by options exercisable within 60 days; and (c) 13,438 performance restricted stock units which vest within 60 days.

(10)	Purchased shares immediately prior to joining the Company.

(11)	Includes (a) 247 shares allocated to Mr. Kropp’s account in the ITW Savings and Investment Plan; (b) 115,560 shares covered by options exercisable within 60 days; and (c) 12,046 performance restricted stock units which vest within 60 days.

(12)	Includes (a) 1,129 shares allocated to Mr. Parry’s account in the ITW Savings and Investment Plan; (b) 366,172 shares covered by options exercisable within 60 days; and (c) 10,751 performance restricted stock units which vest within 60 days.

(13)	Includes (a) 100,388 shares covered by options exercisable within 60 days; and (b) 7,257 performance restricted stock units which vest within 60 days.

(14)	Includes (a) 328,715 shares covered by options exercisable within 60 days; and (c) 6,450 performance restricted stock units which vest within 60 days.

(15)	Includes (a) 2,244,597 shares covered by options exercisable within 60 days; (b) 88,711 restricted stock units and performance restricted stock units which vest within 60 days; and (c) 2,822,371 shares pledged as security.

Other Principal Stockholders

The following table shows, as of December 31, 2013, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. The “percent of class” calculation is based on 430,994,033 shares of ITW common stock outstanding as of December 31, 2013. See “Certain Relationships and Related Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Northern Trust Company	44,752,158(1)	10.4%
50 South LaSalle Street
Chicago, IL 60603
Harold B. Smith	33,138,664(2)	7.7%
c/o Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL 60026
State Farm Mutual Automobile Insurance Company	24,343,035(3)	5.7%
Investment Dept. E-9 One State Farm Plaza
Bloomington, IL 61710
The Vanguard Group	23,427,544(4)	5.4%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 44,752,158 shares. They have sole voting power with respect to 14,628,675 shares and shared voting power with respect to 28,765,880 shares. They have sole investment power with respect to 3,587,343 shares and shared investment power with respect to 34,474,295 shares. The information above regarding number of shares was provided in a Schedule 13G/A filed with the SEC on February 13, 2014. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 29,046,364 shares, resulting in aggregate holdings by The Northern Trust Company of 73,798,552 shares, or 17.1%.

(2)	Includes (a) 3,542 shares directly owned; (b) 22,274,827 shares owned in 11 trusts, one family limited partnership, and one limited liability company as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others (all 22,274,827 of these shares are pledged to secure lines of credit); (c) 1,862,237 shares owned in 15 trusts as to which Mr. Smith shares voting and investment power (1,268,507 of these shares are pledged to secure lines of credit); (d) 8,400,914 shares owned in 8 trusts as to which Messrs. Smith and McCormack and The Northern Trust Company are trustees with a third individual and share voting and investment power; (e) 598,450 shares owned in a revocable trust; and (f) 2,236 shares owned by a charitable foundation of which Mr. Smith is a director.

(3)	State Farm Mutual Automobile Insurance Company has sole voting and investment power with respect to 23,154,700 shares and shared voting and investment power with respect to 188,335 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 12, 2014.

(4)	The Vanguard Group has sole voting power with respect to 670,331 shares, sole investment power with respect to 22,805,018 shares and shared investment power with respect to 622,526 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 11, 2014.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2013 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2013.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available without charge upon written request to Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

Executive Summary

The Company emphasizes a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. The Company’s executive compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), long-term incentive compensation (stock options, restricted stock units and cash), and retirement benefits, as illustrated below:

Component	Objective	Alignment with Stockholder Value Creation

Annual Cash Compensation

Base Salary	• Provide a base wage that is competitive to attract and retain highly qualified leaders • Reflective of individual performance, experience, and scope of responsibility

Annual Incentive (“P&O”)	• Motivate executives to achieve annual business and individual goals	Focused on income growth and individual objectives designed to deliver strategic business imperatives

Long-Term Incentives

Stock Options	• Motivate executives to make decisions that focus on long- term stockholder value • Retain highly qualified leaders • Reward executives for delivering on critical strategic long-term goals	Award value based on sustained long-term growth in ITW stock price
Performance-Based RSUs (“PRSUs”)		Use Earnings Per Share (“EPS”) metric and payout based on sustained long-term growth in ITW stock price
Cash: Company-wide Growth Plan (“CGP”)		Focused on Operating Margins, Return on Average Invested Capital (“ROIC”), and Revenue Growth (in 2014, changed to Organic Revenue Growth)

Retirement Plans

Two retirement savings plans: a 401(k) plan and a nonqualified deferred compensation plan.

Two pension plans: a qualified pension plan and a nonqualified pension plan to restore benefits otherwise lost due to IRS limitations on qualified plan compensation. The pension plans were closed to new entrants effective January 1, 2007.

Other Programs

Severance Policy: two times annual cash compensation (base salary plus average annual incentive) and a pro rata payout of outstanding cash incentive awards upon termination after change in control.

Employment Agreements: although the Company does not enter into individual employment agreements with its executives, in 2013 it entered Retention and Incentive Award Agreements with two named executive officers (“NEOs”) who will continue to serve as executives of the Company’s Industrial Packaging segment after its planned divestiture.

The Company has completed year one of its five-year Enterprise Strategy focusing on three key enterprise initiatives: Portfolio Management, Business Structure Simplification, and Strategic Sourcing. ITW’s core capabilities (80/20 business model, sustainable differentiation, and our entrepreneurial culture) and enterprise strategy drove meaningful improvement in the Company’s operations and profitability. We leverage these core capabilities as we execute our key strategic initiatives, and we believe that each element of our compensation structure plays an important role in motivating our employees to achieve profitable growth with strong returns on capital.

The Compensation Committee conducts a review of its practices and the executive compensation of our senior officers pursuant to its normal annual review process and, in light of the goals of the Company’s enterprise strategy, made changes to our compensation programs and performance systems to ensure:

•	The elements of the total compensation package are aligned with the market to attract and retain the caliber of talent required to deliver on our business strategies;

•	Pay decisions are meaningfully differentiated to appropriately reflect the contributions of our highest performers; and

•	Our incentive programs drive performance aligned with our enterprise strategy, culture and values system.

In 2013, the financial performance component of the annual incentive award was based on income from continuing operations. For 2014, this metric for total Company income performance was changed to diluted income per share from continuing operations (“EPS”) for our corporate executives, while 50% of the financial performance component for executives of our operating segments will continue to be based on the operating income of their respective business segments. The long-term cash awards (called “CGP”) and performance restricted stock units (“PRSUs”) that were granted in February 2011 were based on the three-year performance period of 2011 – 2013 and vested in February 2014. The 2011 and 2012 CGP award metrics were based on return on average invested capital (“ROIC”), a non-GAAP financial measurement, and revenue growth. The 2013 grants added operating margin as a third metric to the CGP, and in 2014, the revenue growth metric was changed to organic revenue growth. The 2011, 2012 and 2013 PRSUs were based on EPS performance. The Company’s performance under these various metrics is discussed below.

ITW achieved strong financial results in 2013 versus 2012 as the Company executed year one of its 2012-2017 Enterprise Strategy and made meaningful progress on its three key initiatives. Operating margins were strong for the year, up 110 basis points to 17.8 percent, as enterprise initiatives contributed 80 basis points of margin expansion. As a comparison, operating margins were 16.7 percent in 2012 and 16.3 percent in 2011.

In the discussions below, the comparisons of the Company’s 2013 operating revenues and EPS to its 2012 and 2011 results exclude the impacts of the divestiture of a 51 percent majority interest in our former Decorative Surfaces segment. The EPS results for 2011 also exclude the gain related to an Australian tax matter. See Appendix C for a reconciliation of non-GAAP measures to the most comparable GAAP measures.

In a modestly improving macro environment, operating revenues were up 1.9 percent in 2013. The Company’s 2013 operating revenues of $14.1 billion compare to adjusted operating revenues of $13.9 billion in 2012 and $13.4 billion in 2011. EPS from continuing operations was $3.63 in 2013, compared to adjusted EPS of $3.21 in 2012 and $3.03 in 2011. In 2013, ROIC improved towards our 2017 goal of 20+ percent, as our adjusted return on average invested capital was 16.3 percent, compared to 14.5 percent in 2012 and 14.8 percent in 2011.

The closing price of our stock was $60.81 at the end of 2012 and $84.08 at the end of 2013, an increase of 38.3 percent.

Our target pay mix is intended to create a strong correlation between corporate and business division performance and the executive’s pay. The compensation elements based on corporate or business division performance include our annual cash incentive, long-term cash incentive (or CGP), and equity incentives. The largest single element of pay is delivered through equity awards with multi-year vesting schedules to align the interests of our executive officers with the long-term interests of the Company and its stockholders. The following table illustrates the allocation of our total direct compensation opportunity at target levels for 2013 between fixed and variable elements, as well as between short- and long-term elements.

	% of Total Target Compensation* Allocated to Base Salary (%)	% of Total Target Compensation* Allocated to “At-Risk” Short-Term and Long-Term Incentives
		Annual Cash Incentive (%)	Long-Term Cash Incentive (%)	Long-Term Equity Incentives (%)
Target CEO Compensation Mix	10%	16%	22%	52%
Target Other NEOs Compensation Mix	14%	25%	20%	41%

*	Total target compensation as used in the table above is the sum of base salary, target annual cash incentives and the grant date fair value of long-term cash and equity incentives. The target compensation mix for Michael M. Larsen, who joined the Company in September 2013, is excluded from this table.

As part of the Company’s portfolio management enterprise initiative, in September 2013 the Company announced its intention to divest its Industrial Packaging segment (the “IPG Business”) by mid-2014. The IPG Business had revenues of approximately $2.4 billion in 2013. Craig Hindman, an Executive Vice President of ITW, and Ronald D. Kropp, ITW’s former Senior Vice President and Chief Financial Officer, currently serve as the chief executive officer and chief financial officer, respectively, of the IPG Business.

The Company entered into Retention and Incentive Award Agreements with each of Messrs. Hindman and Kropp regarding the impact of their anticipated separation on their outstanding long-term incentives and the terms of their 2013 and 2014 annual incentives. Generally, all of their outstanding stock options, PRSUs and CGP (long-term cash) awards will fully vest upon the closing of the planned divestiture of the IPG Business, and adjustments have been made in their annual cash incentive awards for 2013 and 2014 to account for that transaction. In addition, if Messrs. Hindman and Kropp remain employed by the IPG Business for at least six months after closing, they will receive cash retention bonuses of $600,000 and $520,000, respectively.

Michael M. Larsen was elected to the office of Senior Vice President and Chief Financial Officer of ITW in September 2013 to replace Mr. Kropp in that role. Since he commenced his position late in the year, the Compensation Committee approved a guaranteed annual incentive bonus for 2013 of $195,000. In addition, upon his becoming employed by the Company, Mr. Larsen was granted stock options and restricted stock units (RSUs) valued at $2,000,000 on terms similar to options and RSUs granted to other ITW employees. He also received relocation assistance consistent with relocation benefits granted to other management employees.

The following describes certain significant actions and examples of changes to our compensation practices related to the compensation of the NEOs shown in the Summary Compensation Table under “Executive Compensation” below. We believe these practices reflect good corporate governance in our compensation policies while continuing to recognize and reward superior company, divisional and individual performance.

•	Annual Incentive Plan

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The annual cash incentive awards for 2013 were based 60% on income performance and 40% on personal objectives. To better align the interests of our executives with those of our stockholders, the awards for 2014 will be based 80% on the financial component and 20% on personal objectives. The 2014 financial component for corporate executives will be based 100% on Company EPS performance and for operating executives will be based 50% on Company EPS and 50% on the operating income of their respective businesses.

•	Long-Term Incentive Plan

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In 2013, the weightings of the long-term incentive award components were adjusted to decrease the stock option component in order to place more emphasis on the key financial performance metrics contained in the other components. In 2012, the weighting was 50% stock options, 30% PRSUs and 20% long-term cash, or CGP, for all NEOs. For 2013, the weighting for the CEO was 40% stock options, 30% PRSUs and 30% CGP, and the weighting for the other NEOs except Mr. Larsen was 33% each for options, PRSUs and CGP. Mr. Larsen received a grant of stock options and RSUs in accordance with his offer letter dated August 14, 2013.

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For 2013, we added operating margins as a third metric to our CGP award to more closely align this award with the Company’s 2012-2017 enterprise strategy. The weighting of the metrics for this award was also adjusted as described below.

¡	The performance metrics of our long-term cash, or CGP awards, have been adjusted each year to reflect our business initiatives:

¯	The first CGP awards, granted in 2010, were based 50% on ROIC and 50% on revenue;

¯	In 2012, the CGP awards were based 60% on ROIC and 40% on revenue in order to place more emphasis on profitable growth;

¯	In 2013, the CGP awards were based 40% on operating margins, 30% on ROIC and 30% on revenue growth to better align the award with our enterprise strategy; and

¯	For 2014, the revenue metric for the CGP award was changed from revenue growth to organic revenue growth, and the weighting of the metrics changed to one-third each for operating margins, ROIC and organic revenue growth.

•	Policies

¡	In 2013, we amended our Hedging Policy to prohibit pledges of ITW stock to secure the payment of any obligation after April 1, 2013.

¡	Beginning in 2013, we exclude pledged shares from the determination of stock ownership guideline compliance.

•	Compensation Governance

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The Compensation Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work on its behalf in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our comparison (peer) companies, and assess our compensation governance process.

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With Cook, the Compensation Committee reviewed our programs and believes that our compensation programs and policies are not designed to encourage our employees to take unnecessary or excessive risks that could harm the long-term value of the Company.

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The Compensation Committee considered the 97.6% approval by our stockholders of the compensation of our NEOs in 2013 and determined that no particular adjustments to its executive compensation practices were necessary as a result of the Say on Pay vote.

¡	We hold an advisory vote to approve our executive compensation annually.

•	Annual Cash Weighting Adjustment

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In order to be positioned to attract and retain the caliber of talent required to deliver on our business strategies, the Compensation Committee also changed the weighting between base salary and annual cash incentive to be more aligned with our peer companies. Beginning in 2014, the base salary component was increased while the target short-term cash incentive component was decreased by a corresponding amount, without increasing the total annual target cash compensation. In addition, in order to promote proper pay-for-performance and maintain alignment with peers, the Compensation Committee changed the payout range of the annual cash incentive to 0% to 200% of target.

In making its executive compensation decisions and recommendations, the Compensation Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies; and

•	Management’s contribution to our short- and long-term goals based on profitable growth and strong return on capital.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Compensation Philosophy

Our executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and/or business performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value. It is reflective of our overall operating philosophy and is based on the following key elements:

•	Total pay targeted at market median over the long-term:

¡	Above-median pay for above-median performance; and

¡	Below-median pay for below-median performance.

•	Amount of short- and long-term pay at risk increases with responsibility and influence.

•	Pay for performance through short-term incentive, linking pay to individual and business division performance.

•	Long-term incentive portion of “pay-at-risk” aligns executive and stockholder interests by influencing decisions that help ensure the long-term growth and health of ITW.

Peer Companies

We have established a group of comparable companies, which we refer to as the peer group, to benchmark executive pay and provide competitive market data to be used in establishing and recommending each element of compensation. The peer group was selected using the following criteria:

•	Companies that are within a reasonable size range in various measures, such as revenue, operating income, total assets, total equity, employees, and market cap;

•	Companies with comparable financial characteristics that investors view similarly, such as multinational, diversified, and industrial;

•	Companies that compete for the same customers with similar products/services; and

•	Companies with whom we may compete for executive talent.

Every year the Compensation Committee reviews the peer group to ensure the appropriateness of the companies in the group. After reviewing Cook’s report in 2013, the Compensation Committee removed Cooper Industries and Tyco International and added Cummins, Inc. and PPG Industries Inc. to the Company’s peer group. In November 2012, Cooper Industries was acquired by Eaton, which is a member of ITW’s peer group, and Tyco International’s flow control segment merged with Pentair in late 2012, resulting in a company that is much smaller and operates only in the security and alarm services industry. Cummins and PPG Industries operate in similar lines of business as ITW, identify ITW as a comparison company, and are included in the comparison group of at least one of our other current comparison companies. As a result, the following 18 companies were used as the Company’s peer group in 2013:

3M Company	E. I. DuPont De Nemours and Co.	Masco Corp.
Caterpillar Inc.	Eaton Corp.	Parker-Hannifin Corp.
Cummins Inc.	Emerson Electric Company	PPG Industries Inc.
Danaher Corp.	Honeywell International Inc.	Textron Inc.
Deere & Company	Ingersoll-Rand Company Ltd.	TRW Automotive Holdings Corp.
Dover Corp.	Johnson Controls, Inc.	United Technologies Corp.

The revenue median (as of the latest fiscal year end) of the peer group is $17.8 billion, and the median net income is $1.9 billion, versus $17.9 billion and $2.9 billion for ITW as reported in its 2012 annual report.

The nature of our decentralized and diverse lines of business present challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons. While peer group data is not directly used to set any particular element of compensation, the Compensation Committee believes that in order to attract, retain and motivate our named executives, total compensation levels for these executives should be considered against the median peer group level over the long term.

Management’s Contributions to Our Growth

Our decentralized operating structure enables our business managers to make decisions in light of local end market conditions and customer needs. It is also an important element in developing and retaining our senior managers and in creating high job satisfaction. Our business managers are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their results. Our compensation philosophy supports this business model by emphasizing appropriate performance incentive programs. For example, business managers who grow operating income or achieve personal objectives through innovation are rewarded through the annual incentive program. Our executive management’s role is to ensure that these decisions are carried out in accordance with our enterprise strategy, operating plans and values and expectations for the near and long-term and are in the best interests of the Company and our stockholders. As we continue to implement our Business Structure Simplification initiative, which is increasing the size of each separate business division and reducing the number of individual business divisions, we will continue our decentralized operating style.

Compensation Decisions and Individual Compensation Levels

On an annual basis, the CEO reviews the total compensation of senior executives and makes recommendations to the Compensation Committee based on his assessment of each executive’s individual performance and the peer group compensation information. The Compensation Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and data relative to compensation of CEOs of the peer group. The Compensation Committee believes that it is appropriate to benchmark the levels of base salary, annual incentive, and longer-term incentives of our CEO to the total compensation being provided to CEOs of our peer group. There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other NEOs. However, the different levels of compensation for the NEOs as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, breadth of experience and length of Company service, as well as external market data from the peer group. In the case of Mr. Larsen, who joined the Company in September 2013, length of company service was not a factor.

Use of Discretion in Setting Compensation

The Company’s compensation programs recognize the importance of ensuring that discretion is provided to the CEO and Compensation Committee in determining compensation levels and awards. In setting base salaries and cash incentive award maximums, and in determining grants of equity awards, the CEO and Compensation Committee use judgment to align compensation with both external data and individual responsibilities, potential and achievement.

Role of Compensation Consultants

Cook is the Compensation Committee’s independent compensation consultant. In 2013, Cook provided an analysis of various compensation metrics for our CEO and other NEOs in relation to our peer group as well as an overall assessment of our compensation program relative to our peer group. To support the Committee’s annual review of our executive compensation, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers, benchmarked our compensation against our peer companies, performed a look-back review of pay and performance compared to our peers, and reviewed the peer group of companies used for comparison purposes. Cook also reviewed the “Compensation Discussion and Analysis” and “Executive Compensation” sections prior to inclusion in this proxy statement.

In November 2013 and February 2014, the Compensation Committee received information presented by Cook addressing the independence of Cook and the senior advisor serving the Committee, including the following factors: (i) other services provided to us by Cook; (ii) fees paid by us as a percentage of Cook’s total revenue; (iii) policies or procedures of Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor and the members of the Committee; (v) any ITW stock owned by the senior advisor or any immediate family member; and (vi) any business or personal relationships between our executive officers and the senior advisor. Based on this information and our own inquiries, the Committee concluded that the work performed by Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Base Salary

In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities, the executive officers’ past experience, performance, future potential and the median base salary of similar positions at our peer group companies. The Compensation Committee believes that the median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize an executive officer’s performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and the officer’s total compensation.

We have a common annual review process beginning in December and concluding in February for base salary and incentive compensation for all of our senior executive officers. This process allows the Compensation Committee and the CEO to review base compensation and discuss recommended changes considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year. As part of its annual review process, for 2014 the Compensation Committee changed the weighting between base salary and annual cash incentive to be more aligned with our peer companies in order to be positioned to attract and retain the caliber of talent required to deliver on our business strategies. Beginning in

2014, the base salary component was increased while the target short-term cash incentive component was decreased by a corresponding amount, without increasing the total annual target cash compensation.

In recognition of Mr. Santi’s promotion to President and CEO, his base salary was increased to $1,000,000 on November 18, 2012. There were no changes to Mr. Santi’s base salary in 2013. For the other NEOs except Mr. Larsen and Mr. Parry, management recommended base pay increases that ranged between 3% and 4%. The Compensation Committee accepted management’s recommendations, and these base salary increases were effective January 1, 2013. Mr. Parry’s base salary was reviewed based on his responsibilities, external market data, and performance. As a result, management recommended, and the Compensation Committee approved, an increase to Mr. Parry’s base salary of 17% to $500,000 effective January 1, 2013. The Compensation Committee approved Mr. Larsen’s base salary after consultation with Cook, peer group comparisons and management’s discussions with Mr. Larsen. The Compensation Committee also considered Mr. Larsen’s prior experience as a chief financial officer and chief executive officer of a public company. There was no change in Mr. Larsen’s base salary for 2014.

Annual Cash Incentives for 2013

We believe that managers generally should be rewarded for contributions to overall financial success measured by income growth of their businesses, their group and the Company as a whole, as well as for individual accomplishments that contribute to the longer-term health of the business. Achieving our annual business and financial objectives is important to executing our business strategy and delivering long-term value to stockholders.

Annual cash incentive awards for the NEOs other than Mr. Larsen for 2013 were made pursuant to the 2011 Cash Incentive Plan and then adjusted downward, in the discretion of the Compensation Committee, in accordance with the ITW Executive Incentive Plan. The Compensation Committee determines and recommends for approval by the independent directors the award amount for the CEO. The Compensation Committee considers recommendations from the CEO and approves annual cash incentives for our other NEOs.

The plan is designed around two elements: income performance (the “P” factor) and personal objectives (the “O” factor). For 2013, the P factor constituted 60% of each NEO’s potential award opportunity. The remaining 40% was based on the O factor objectives. In addition, the weighting of the P factor for operating executives was based 33% on corporate results (Company as a whole) and 67% on the results of their respective businesses. These weightings are intended to emphasize the financial performance element and reinforce the importance of collaborating across businesses. The P factor weighting for the CEO and the Vice Chairman was based 100% on total Company results. The P factor for Mr. Kropp was adjusted pursuant to his Retention and Incentive Award Agreement to be the greater of: (i) total Company results or (ii) 75% total Company results plus 25% IPG Business results.

Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth. The P factors are recommended by management and must be approved by the Compensation Committee annually. The individual O factor objectives for the CEO are established by the Compensation Committee annually, and the individual O factor objectives for each other NEO are recommended by the CEO and must be approved by the Compensation Committee.

Maximum award limits are applicable to both portions of the award. Individual award maximums, expressed as percentages and applied to year-end base salary, are determined in accordance with the executive’s level of responsibilities and accountability. For 2013, both the P and O factors had a payout range of 0% to 100% of the maximum for the NEOs. Although we generally do not establish any specific target or prescribed value in relation to the peer group, comparisons are made to median annual target cash incentive levels in the peer group compensation data. Our annual cash incentives are variable and structured to provide awards above the median levels only upon the achievement of exceptional financial results and individual performance objectives. Payments under the plan are made following the end of the fiscal year after approval by the Compensation Committee.

Except for Mr. Larsen’s guaranteed minimum bonus and the adjustment to Mr. Kropp’s P factor weighting, all NEOs were subject to the regular provisions of the ITW Executive Incentive Plan for 2013 as described in this section.

Income-Based Annual Cash Incentive (P Factor)

For 2013, the P factor was based on year-over-year growth in income from continuing operations (after income taxes). Current year income was compared to the prior year to measure the percentage of increase. The Compensation Committee has the discretion to make adjustments in the calculation of financial performance to eliminate factors beyond the control of management and to eliminate possible disincentives to act in the long-term best interests of the Company and our stockholders. For example, the disposition of a non-core business may be expected to have long-term benefits, but the loss of income from the business may reduce incentive payouts in the year in which the business was sold. As a result, the Compensation Committee may determine that it is appropriate to exclude the impact of the disposition in determining annual incentive payouts. Elected officers earn a payment according to the scale below.

2013 Income Achievement vs. Prior Year	P Factor Award (% of Maximum)
115%	100%
110%	90%
105%	82.5%
100%	75%
95%	65%
90%	57%
85%	47%
80%	34%
Below 80%	0%

The 2013 P factors for Messrs. Santi and Parry were based entirely on 2013 income from continuing operations of the Company as a whole. The P factor for Mr. Kropp was adjusted pursuant to his Retention and Incentive Award Agreement from 100% total Company results to the greater of: (i) 100% total Company results or (ii) 75% total Company results plus 25% IPG Business results. Mr. Kropp’s 2013 P factor using total Company performance (income from continuing operations of the Company as a whole) was the greater of the two alternatives. For the other NEOs, the P factor was based 33% on income achievement for the Company as a whole, and 67% on income achievement for their respective businesses. The following table shows the income levels in connection with the determination of the P factor awards for the NEOs:

Named Executive Officer	2012 Corporate or Segment Income Levels (Millions)	2013 Corporate or Segment Income Levels (Millions)	% of Achievement (By Group)	P Factor Award (% of Maximum) (By Group)	Final P Factor Award(1)
E. Scott Santi	$1,527	$1,690	110.7%	91.4%	91.4%
Michael M. Larsen(2)	—	—	—	—	—
Ronald D. Kropp	$1,527	$1,690	110.7%	91.4%	91.4%
David C. Parry	$1,527	$1,690	110.7%	91.4%	91.4%
Craig A. Hindman	$331	$337	101.8%	77.8%	82.3%
Roland M. Martel	$480	$558	116.4%	100.0%	97.2%

(1)	The composite award percentages shown in the last column above for these executives combine the achievement level for their respective businesses with that of the Company as a whole. The 2012 income excluded the impact of the additional 2012 stock option and pension-related expense to the former CEO’s estate and includes an adjustment to treat our former Decorative Surfaces segment as a discontinued operation (including a one-time gain and the 2012 equity loss). The 2013 income from continuing operations excludes pension settlement charges tied primarily to the divestiture of Decorative Surfaces, a discrete tax charge related to the tax treatment of intercompany financing transactions, a gain on acquisition of a controlling interest in an equity investment, and the 2013 equity loss related to Decorative Surfaces.

(2)	Mr. Larsen received a guaranteed annual incentive bonus payment of $195,000 under the terms of his Offer Letter, which is reflected in the “Bonus” column of the Summary Compensation Table in the “Executive Compensation” section below.

Personal Objectives-Based Annual Cash Incentive (O Factor)

The O factors represent the personal objectives element of the annual cash incentive awards and are more subjective than P factors. In early 2013, each NEO submitted in writing his proposed O factor objectives and relative weightings. Each NEO other than Mr. Santi discussed his proposed objectives and weightings with Mr. Santi, who used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Compensation Committee. The Compensation Committee discussed these recommendations with Mr. Santi prior to final approval. Mr. Santi discussed his proposed O factor objectives and weightings for 2013 with the Compensation Committee. The Compensation Committee used its judgment and understanding of the strategic goals of the Company to review and approve the objectives and weightings for Mr. Santi.

The following is a description of the 2013 objectives and weightings as approved by the Compensation Committee. The objectives for Mr. Santi focused on enterprise strategy (30%), financial goals (30%), talent management and succession planning (25%), and enterprise leadership (15%). Mr. Parry’s objectives focused on enterprise strategy (30%), financial goals (30%), organic growth and innovation leadership (20%), and strategic sourcing (20%). Mr. Hindman’s objectives focused on enterprise initiatives (45%), portfolio strategy (45%), and talent management and leadership development (10%). Mr. Martel’s objectives focused on enterprise initiatives (65%), segment growth (25%), and talent management and leadership development (10%).

Following the end of the year, each NEO except Messrs. Kropp and Larsen submitted a written self-appraisal with his own assessment of the level of achievement reached in 2013, expressed as a percentage, for each of his personal objectives. Mr. Santi reviewed the self-appraisals of the NEOs (other than himself) and had collaborative discussions with each of these executives. Mr. Santi used his judgment of each NEO’s performance against the objectives, considering completion of objectives, relative weightings and the quality of the work performed, to reach his assessment of the overall O factor achievement level prior to submitting them for final approval by the Compensation Committee. Any adjustments made by Mr. Santi to the self-scored achievement levels for 2013 were not material. The Compensation Committee reviewed Mr. Santi’s self-appraisal for 2013 and held collaborative discussions with Mr. Santi before using its judgment of his performance against his objectives to reach its assessment of his overall O factor achievement level. The Compensation Committee accepted Mr. Santi’s recommendation of 85% achievement. The independent directors approved the Compensation Committee’s recommendation. There were no pre-determined factors that were considered by Mr. Santi or the Compensation Committee during this process.

Based on the Compensation Committee’s determination of the individual 2013 O factor objectives and actual achievements for Mr. Santi, and upon Mr. Santi’s recommendations for the other NEOs, the following O factor achievement percentages were assigned: 85% for Mr. Santi; 90% for Mr. Parry; 90% for Mr. Hindman; and 85% for Mr. Martel. Pursuant to the Retention and Incentive Award Agreement with Mr. Kropp, his O factor achievement for 2013 was set at 80%.

2013 Annual Cash Incentive Total Payouts

The total 2013 payouts to the NEOs ranged from 85% to 92% of the individual maximum award level, and were determined as follows:

Named Executive Officer	Award Maximum	Year-End 2013 Salary	Final P Factor Award (% of Maximum)	Amount	Final O Factor Award (% of Maximum)	Amount	Total Award(1)
E. Scott Santi	200%	$1,000,000	91.4%	$1,096,800	85.0%	$680,000	$1,776,800
Michael M. Larsen (2)	N/A	$650,000	—	$—	—	$—	$—
Ronald D. Kropp (3)	181%	$460,000	91.4%	$456,872	80.0%	$266,570	$723,442
David C. Parry	200%	$500,000	91.4%	$548,401	90.0%	$360,000	$908,401
Craig A. Hindman	200%	$362,239	82.3%	$357,747	90.0%	$260,812	$618,559
Roland M. Martel	200%	$344,241	97.2%	$401,522	85.0%	$234,084	$635,606

(1)	These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	In accordance with Mr. Larsen’s offer letter dated August 14, 2013, his annual incentive cash was guaranteed at $195,000 (shown in the Summary Compensation Table under “Bonus”).

(3)	Mr. Kropp’s “Award Maximum” was 200% through September 30, 2013 and 125% from October 1 to December 31, 2013. The “Award Maximum” of 181% represents a weighted blend of these percentages.

Annual Cash Compensation Changes for 2014

In order to more closely align the component weightings of total annual cash compensation with market peers while continuing to emphasize pay-for-performance, the Compensation Committee decided to adjust the weighting between base salary and annual cash incentive for its senior executives. Beginning in 2014, base salaries were increased and target short-term incentives were decreased by a corresponding amount for senior executives without increasing the total annual target cash compensation.

Officer	Base Salary as a Percentage of Annual Cash Compensation at Target		Annual Incentive as a Percentage of Annual Cash Compensation
	2013	2014	2013	2014
CEO	38%	40%	62%	60%
Vice Chair	38%	53%	62%	47%
CFO	—	53%	—	47%
Other NEOs	38%	56%	62%	44%

The Compensation Committee made the following additional changes to the 2014 annual incentive to promote proper pay-for-performance and to maintain alignment with peers:

•	The defined award level is changed from “maximum opportunity” to a target percentage of base salary, and the payout range is changed from 0% — 100% of maximum opportunity to 0% — 200% of target.

•

The weighting between the income performance and the personal objective components of the annual cash incentive is changed from 60% income performance and 40% personal objectives to 80% income performance and 20% personal objectives.

•

The weighting of the income performance component for operating executives is changed from 33% total Company and 67% respective business results to 50% total Company and 50% respective business results. These weightings are intended to emphasize the financial performance element and reinforce the importance of collaborating across businesses. The income performance weighting for the CEO, the CFO and the Vice Chairman will be based entirely on total Company results.

•

The metric for total Company income performance is changed from income from continuing operations to diluted income per share from continuing operations, or EPS, to better align with our disciplined and return-focused capital allocation strategy.

Long-Term Incentives

We believe that ensuring the long-term growth and health of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key metrics, such as diluted income per share from continuing operations (EPS), return on average invested capital (ROIC), operating margins, revenue growth and ITW’s stock performance over time, encouraging decisions that consider the long-term perspective. Long-term incentive awards are granted to executives and other key employees whose positions can directly affect the Company’s long-term performance.

The value of the overall long-term incentive grant to the CEO is determined by the Compensation Committee using its discretion, subject to approval by the independent directors.

Awards to the other NEOs are recommended by the CEO to the Compensation Committee for approval and are subject to the discretion of the CEO in making the recommendations, as well as of the Compensation Committee in approving the awards. The key factors in determining the awards have been the executive’s position, performance, potential to contribute to the longer-term success of the Company, seniority, prior grants and the historical grants made to Company executives in similar positions with similar seniority. In addition, although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to median long-term incentive levels in the peer group compensation data. Because the Compensation Committee and the CEO in their discretion may consider factors as they deem relevant in determining an executive’s overall award, the award in any given year may differ from historical amounts.

For 2013, our NEOs, other than Mr. Larsen, received stock options, PRSUs, and a CGP award. We believe that stock options are an effective incentive for senior executives on a long-term basis because they directly align the interests of the executives with those of our stockholders, as the option loses its value entirely if the price of ITW’s common stock falls below the exercise price. However, the grant is balanced with PRSUs and the long-term CGP cash grant to more closely align long-term incentives with our business initiatives and increase emphasis on key financial performance metrics. The weightings of the total target values of the 2013 long-term incentive equity and cash grants were as follows:

	Stock Options (%)	PRSUs (%)	CGP (%)
CEO	40%	30%	30%
Other Named Executive Officers (1)	33.3%	33.3%	33.3%

(1)	Upon joining the Company in September 2013, Mr. Larsen received a long-term incentive grant consisting of 50% nonqualified stock options and 50% RSUs. He did not receive a CGP award in 2013.

The Compensation Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Compensation Committee, and forfeiture provisions upon other termination of employment. The Compensation Committee, in its sole discretion, may deem a stock option, RSU, or PRSU award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2013 Stock Option Awards

The 2013 stock options vest in equal installments over a four-year period ending in 2017. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years after the grant date. We currently grant only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the NEOs of incentive stock options.

2013 PRSU Awards

PRSUs vest in full three years from the date of grant, subject to the achievement of the performance goal set at the beginning of the performance period. PRSUs are granted based on the fair market value of one share of ITW common stock on the date of grant.

For PRSUs granted in 2013, the performance goal is based on cumulative EPS from continuing operations over a three-year performance period (2013 through 2015) based on a sliding scale. The target is $8.55 cumulative EPS over the three-year performance period, and the achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If less than $6.55 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $6.55 threshold but below the $8.55 target, a portion of the awards will vest in proportion to the level of EPS achieved.

2013 Long-Term Cash Awards

In February 2013, our NEOs, other than Mr. Larsen, received an annual long-term cash incentive award with a three-year performance cycle called the Company-wide Growth Plan, or CGP. The total compensation of our executives and the mix of compensation components of our executives relative to the peer group were considerations in setting the target award amounts. Elected and appointed officers, and group presidents, being the executives who are closest to the business in our decentralized structure and who have the biggest impact on operating performance, were eligible to receive CGP awards.

In 2012, the performance goal for the CGP cash grant was based 60% on ROIC and 40% on compound annual revenue growth over a three-year performance period. In order to better align with our long-term enterprise initiatives, a performance goal for operating margins was added to the 2013 grant. The goals for the 2013 CGP grants over the performance period (2013 through 2015) are based 40% on operating margin, 30% on ROIC, and 30% on revenue. The payout at the end of the performance period will be based on the following sliding payout scale:

	Operating Margin	Average ROIC	Revenue Growth	Payout (as a % of Target)
Maximum	20%	20%	8%	150%
Target	18%	18%	5%	100%
Threshold	15%	15%	2%	50%

2011 Long-Term Cash Award Total Payouts

The CGP award granted in 2011 (with a three-year performance period ended December 31, 2013) was based 50% on ROIC (as reported in our financial statements as of the time that financial results for each year were publicly released) and 50% on revenue growth. After excluding the revenues of our former Decorative Surfaces segment in 2012 and 2011, the 2011 CGP achieved a payout level of 96.0% of the target award and was determined as follows:

	2011	2012	2013	Total	Payout (% of Target)
ROIC	16.8%	15.0%	16.3%	16.0%	100.4%
Revenue Growth	15.5%	3.3%	1.9%	8.8%	91.7%

Total					96.0%

The following table shows the individual payout level by NEO:

Named Executive Officer	Award Target	Final Performance Achievement	Final Payout
E. Scott Santi	$500,000	96.0%	$480,000
Ronald D. Kropp	$448,200	96.0%	$430,272
David C. Parry	$400,000	96.0%	$384,000
Craig A. Hindman	$270,000	96.0%	$259,200
Roland M. Martel	$240,000	96.0%	$230,400

Timing of Long-Term Incentive Awards

The Compensation Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. In 2013, the long-term grants were in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted is based on the closing price of ITW’s stock on the date of grant. We do not time grants for the purpose of enhancing the value of executive compensation.

Executive Agreements

As described below, in connection with the planned divestiture of our IPG Business, in 2013 we entered into Retention and Incentive Award Agreements and Severance Agreements with Mr. Hindman, executive vice president of the IPG Business, and Mr. Kropp, chief financial officer of the IPG Business.

Under the terms of the agreements, if Messrs. Hindman and Kropp continue to be actively employed and fully engaged in the IPG Business on the closing date of the planned divestiture, they will receive 100% vesting acceleration with respect to their outstanding stock options, CGP awards and PRSUs granted prior to 2014. The exercise period of their stock options will be one year following the closing date. They will be entitled to receive shares subject to such PRSU grants after the end of the performance period subject to achievement of performance goals, and the CGP grants will be paid at the target level within 90 days following the closing date. Contingent upon remaining actively employed and fully engaged for six months following the closing, Mr. Hindman and Mr. Kropp will receive cash bonuses of $600,000 and $520,000, respectively. They will also receive their annual incentive bonuses for the year in which the closing occurs on a pro-rata basis for the period from January 1 to the closing date based on year-to-date actual performance compared to the prior year and on the achievement of performance goals as determined by the Company.

The Company also entered into Severance Agreements with Messrs. Hindman and Kropp, providing that upon termination without cause or resignation for good reason before 24 months after the closing date, a lump sum cash payment would be paid equal to two times the sum of annual base salary plus target annual bonus at the rate in effect on the closing date.

Michael M. Larsen was elected to the office of Senior Vice President and Chief Financial Officer of ITW in September 2013 to replace Mr. Kropp in that role. Since he commenced his position late in the year, the Compensation Committee approved a guaranteed annual incentive bonus for 2013 of $195,000. In addition, upon his becoming employed by the Company, Mr. Larsen was granted stock options and RSUs valued at $2,000,000 on terms similar to options and RSUs granted to other ITW employees. He also received relocation assistance consistent with relocation benefits granted to other management employees.

Stock Ownership Guidelines and Hedging Policy

We believe that stock ownership is important because it links the interests of our management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors. The recommended guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows: chief executive officer, six times; vice chair and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, five times. The Compensation Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. Beginning in 2013, pledged shares are not counted in determining stock ownership for purposes of meeting the guidelines. The achievement of these guidelines is reviewed annually. All NEOs and directors who have been in their positions for five or more years have either satisfied or exceeded the applicable stock ownership guideline. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not imposed a requirement that our executive officers and directors hold their shares for a particular length of time.

All recipients of Company equity-based grants (which includes key employees and all officers and directors) are subject to our policy against options trading and short sales of ITW stock, as well as trading in derivatives linked to ITW stock. In addition, our directors and executive officers are prohibited from pledges of ITW stock after April 1, 2013.

Financial Restatements

The Company has a Compensation Recovery Policy (a “clawback policy”) applicable to all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Compensation Committee will require reimbursement of incentives paid to elected officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement due to material non-compliance of the Company with any financial reporting requirement under the U.S. securities laws. The amount the Compensation Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our Chief Executive Officer and Chief Financial Officer to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year-end. Certain performance-based compensation and deferred compensation are not subject to this limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code. Currently, the annual incentive and long-term incentive compensation for our elected officers, including the NEOs, is intended to be performance based and therefore should not be subject to the 162(m) deductibility limit.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation (1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (6)	Total
E. Scott Santi	2013	$1,000,000	—	$2,087,779	$2,999,998	$2,256,800	$796,370	$65,506	$9,206,453
President and Chief	2012	$522,794	—	$691,864	$1,250,000	$1,208,022	$459,310	$45,987	$4,177,977
Executive Officer	2011	$426,420	—	$695,148	$1,250,005	$818,726	$403,799	$42,832	$3,636,930
Michael M. Larsen(2)	2013	$175,000	$195,000	$932,919	$1,000,000	—	—	$139,660	$2,442,579
Senior Vice President &
Chief Financial Officer
Ronald D. Kropp	2013	$423,078	—	$695,946	$750,000	$1,153,714	$213,340	$37,649	$3,273,727
Former Senior Vice	2012	$401,700	—	$622,641	$1,125,006	$962,920	$248,175	$40,478	$3,400,920
President &	2011	$390,000	—	$623,139	$1,120,497	$755,040	$186,131	$31,970	$3,106,777
Chief Financial Officer
David C. Parry	2013	$498,331	—	$927,889	$999,996	$1,292,401	$605,733	$41,845	$4,366,195
Vice Chairman	2012	$427,656	—	$691,864	$1,250,000	$963,994	$651,528	$42,644	$4,027,686
	2011	$412,000	—	$556,149	$999,997	$791,040	$599,066	$41,673	$3,399,925
Craig A. Hindman	2013	$361,996	—	$417,579	$449,998	$877,759	$444,377	$33,531	$2,585,240
Executive Vice President	2012	$351,688	—	$373,605	$675,001	$885,016	$446,357	$34,524	$2,766,191
Roland M. Martel	2013	$343,935	—	$386,650	$416,664	$866,006	$420,414	$33,044	$2,466,713
Executive Vice President	2012	$331,001	—	$332,082	$600,002	$866,915	$446,409	$32,076	$2,608,485

(1)	Salary and Non-Equity Incentive Plan compensation for 2013 includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan, or ECRIP, or the Savings and Investment Plan. The amount of deferrals in 2013 under the ECRIP for each NEO can be found in footnote 1 to the table under “Nonqualified Deferred Compensation” below. The amount of deferrals under the ECRIP in 2012 and 2011 can be found in footnote 5 to the same table. ECRIP deferrals in 2014 of non-equity incentive plan amounts earned in 2013 were as follows: Mr. Santi, $177,680; Mr. Larsen, $39,000; Mr. Kropp, $72,344; Mr. Parry, $136,260; Mr. Hindman, $61,856; and Mr. Martel, $127,121.

(2)	In accordance with his offer letter dated August 14, 2013, Mr. Larsen, whose employment began in September 2013, received a guaranteed annual incentive cash bonus of $195,000 and was granted RSUs and stock options upon commencement of his employment on September 16, 2013.

(3)	The Stock Awards column represents PRSUs granted in the relevant year (RSUs in the case of Mr. Larsen), and the amounts shown represent the maximum amount that may be earned. The Option Awards column represents stock options granted in the relevant year, and the assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011.

(4)	These amounts include 2013 annual incentive awards made under our Executive Incentive Plan and 2011 long-term cash award payouts made under our Long-Term Incentive Plan. Further information regarding these plans and awards thereunder can be found above under “Compensation Discussion and Analysis — Annual Cash Incentives” and “Compensation Discussion and Analysis — Long-Term Incentives.”

(5)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the NEOs under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains retirement eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100% of such rate. This additional interest credit applies to all eligible plan participants, not just the NEOs. All amounts deferred after December 31, 2009 accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 5 Table

Name	Year	Accrual in Accumulation Plan	Accrual in Nonqualified Plan	Excess Interest Credit on Deferred Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings
E. Scott Santi	2013	$54,998	$727,436	$13,936	$796,370
	2012	$53,210	$392,949	$13,151	$459,310
	2011	$51,982	$336,732	$15,085	$403,799
Michael M. Larsen	2013	$0	$0	$0	$0
Ronald D. Kropp	2013	$30,259	$176,017	$7,064	$213,340
	2012	$31,281	$210,074	$6,820	$248,175
	2011	$29,923	$147,589	$8,619	$186,131
David C. Parry	2013	$72,354	$493,594	$39,785	$605,733
	2012	$66,883	$547,102	$37,543	$651,528
	2011	$63,689	$492,313	$43,064	$599,066
Craig A. Hindman	2013	$68,506	$330,546	$45,325	$444,377
	2012	$72,423	$331,163	$42,771	$446,357
Roland M. Martel	2013	$59,971	$331,700	$28,743	$420,414
	2012	$75,647	$343,638	$27,124	$446,409

(6)	For 2013, this number includes Company matching contributions to the ECRIP account or the Savings and Investment Plan, based on plan formulas for all participants, as follows: $65,506 for Mr. Santi; $7,875 for Mr. Larsen; $37,649 for Mr. Kropp; $41,845 for Mr. Parry; $33,531 for Mr. Hindman; and $33,044 for Mr. Martel. The amount for Mr. Larsen also includes $131,785 of relocation costs in accordance with his offer letter.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our NEOs during fiscal 2013 under the Executive Incentive Plan and the Long-Term Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)				Estimated Future Payouts Under Equity Incentive Plan (Award)(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Date of Comp Comm Action	Plan Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target/ Maximum (#)
E. Scott Santi	2/15/2013		P&O	$408,000	$1,600,000	$2,000,000	3,557	35,573		305,188	$63.25	$5,087,777
	2/15/2013		CGP	$1,125,000	$2,250,000	$3,375,000
Michael M. Larsen (6)	9/16/2013	8/30/13	P&O	$195,000	$195,000	$195,000			13,316	69,930	$75.10	$1,932,918
Ronald D. Kropp (7)	2/15/2013		P&O	$168,810	$662,002	$827,502	1,186	11,858		76,297	$63.25	$1,445,946
	2/15/2013		CGP	$375,000	$750,000	$1,125,000
David C. Parry	2/15/2013		P&O	$204,000	$800,000	$1,000,000	1,581	15,810		101,729	$63.25	$1,927,885
	2/15/2013		CGP	$500,000	$1,000,000	$1,500,000
Craig A. Hindman	2/15/2013		P&O	$147,794	$579,582	$724,478	712	7,115		45,778	$63.25	$867,577
	2/15/2013		CGP	$225,000	$450,000	$675,000
Roland M. Martel	2/15/2013		P&O	$140,450	$550,786	$688,482	659	6,588		42,387	$63.25	$803,314
	2/15/2013		CGP	$208,334	$416,667	$625,001

(1)	The range of potential payouts under the annual incentive (P&O) grants for the NEOs as determined by the Compensation Committee in February 2013 for 2013 performance is set forth in these columns. Since there is no minimum achievement for the O factors, the “Threshold” estimated future payout is based on the minimum P factor payout of 34%, which is realized upon achievement of 80% of income performance. “Target” estimated future payout is based on a P factor of 80%, which is realized upon achievement of 103% of income performance, and 80% achievement of the relevant O factors. “Maximum” estimated future payout is based on a P factor payout of 100%, which is realized upon achievement of 115% of income performance, and 100% achievement of the relevant O factors. Actual payments, as approved by the Compensation Committee in February 2014 for achievement of 2013 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The range of potential payouts under the long-term cash incentive grants (CGP) for the NEOs as set by the Compensation Committee in February 2013 for the three-year period 2013 through 2015 is set forth in these columns.

(3)	The range of potential share distributions under the 2013 PRSU grant for the NEOs as set by the Compensation Committee in February 2013 for performance through 2015 is set forth in these columns. The “Threshold” estimated future payout is based on achievement of $6.55 cumulative earnings per share (EPS) over the three-year performance period. The “Target/Maximum” performance goal is $8.55 cumulative EPS over the three-year performance period, and achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $6.55 threshold but below the $8.55 target, the awards will vest in proportion to the level of EPS achieved.

(4)	Exercise price was equal to the closing price on the grant date.

(5)	Grant date fair values of options granted to Mr. Larsen on September 16, 2013, and to the other NEOs on February 15, 2013 were based on an implied value of $14.30 and $9.83 per share, respectively, as determined using a binomial valuation technique under Accounting Standards Codification Topic 718. Grant date fair value of PRSUs was based on the assumption that the performance conditions will be met.

(6)	In accordance with his offer letter dated August 14, 2013, Mr. Larsen received a guaranteed annual incentive cash bonus of $195,000 and was granted RSUs and stock options upon commencement of his employment on September 16, 2013.

(7)	Pursuant to Mr. Kropp’s Retention and Incentive Award Agreement, his P factor payout was changed to the greater of: (i) 100% Company-wide results and (ii) 75% Company-wide results and 25% IPG Business results. The 100% of Company-wide results was the greater of the two alternatives, and his O factor payout was set at 80% achievement.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each NEO as of December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
E. Scott Santi	2/8/2008	80,000	0	$48.51	2/7/2018
	2/12/2010	111,115	37,039	$43.64	2/11/2020
	2/11/2011	50,648	50,649	$55.81	2/10/2021	13,438	$1,129,867
	2/10/2012	27,221	81,664	$55.71	2/9/2022	13,463	$1,131,969
	2/15/2013	0	305,188	$63.25	2/14/2023	35,573	$2,990,978
Michael M. Larsen	9/16/2013	0	69,930	$75.10	9/15/2023	13,316	$1,119,609
Ronald D. Kropp	2/13/2009	3,689	0	$35.12	2/12/2019
	2/12/2010	5,793	16,205	$43.64	2/11/2020
	2/11/2011	0	45,401	$55.81	2/10/2021	12,046	$1,012,828
	2/10/2012	0	73,498	$55.71	2/9/2022	12,116	$1,018,713
	2/15/2013	0	76,297	$63.25	2/14/2023	11,858	$997,021
David C. Parry	2/9/2007	60,000	0	$51.60	2/8/2017
	2/8/2008	70,000	0	$48.51	2/7/2018
	2/13/2009	30,703	0	$35.12	2/12/2019
	2/12/2010	48,613	16,205	$43.64	2/11/2020
	2/11/2011	40,518	40,519	$55.81	2/10/2021	10,751	$903,944
	2/10/2012	27,221	81,664	$55.71	2/9/2022	13,463	$1,131,969
	2/15/2013	0	101,729	$63.25	2/14/2023	15,810	$1,329,305
Craig A. Hindman	2/12/2010	0	18,520	$43.64	2/11/2020
	2/11/2011	27,350	27,350	$55.81	2/10/2021	7,257	$610,169
	2/10/2012	14699	44,099	$55.71	2/9/2022	7,270	$611,262
	2/15/2013	0	45,778	$63.25	2/14/2023	7,115	$598,229
Roland M. Martel	2/9/2007	60,000	0	$51.60	2/8/2017
	2/8/2008	70,000	0	$48.51	2/7/2018
	2/13/2009	60,703	0	$35.12	2/12/2019
	2/12/2010	48,613	16,205	$43.64	2/11/2020
	2/11/2011	24,311	24,311	$55.81	2/10/2021	6,450	$542,316
	2/10/2012	13,066	39,199	$55.71	2/9/2022	6,462	$543,325
	2/15/2013	0	42,387	$63.25	2/14/2023	6,588	$553,919

(1)	Stock options vest at the rate of 25% per year from the grant date with exceptions for termination upon death, disability, retirement and change in control.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vesting for each NEO during 2013. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. The value realized upon the vesting of stock awards is based on the market price on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Scott Santi	138,750	$5,552,766	16,279	$1,025,903
Michael M. Larsen	0	$0	0	$0
Ronald D. Kropp	269,801	$4,653,484	7,122	$448,828
David C. Parry	55,000	$1,676,022	7,122	$448,828
Craig A. Hindman	284,932	$5,953,137	8,139	$512,920
Roland M. Martel	0	$0	7,122	$448,828

Pension Benefits

The following table provides pension benefit information through our financial statement measurement date of December 31, 2013 for each NEO serving as of that date.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)
E. Scott Santi	ITW Retirement Accumulation Plan	31.621	$595,932
	ITW Nonqualified Pension Plan	31.621	$2,601,825
Michael M. Larsen(3)	ITW Retirement Accumulation Plan	—	—
	ITW Nonqualified Pension Plan	—	—
Ronald D. Kropp	ITW Retirement Accumulation Plan	20.083	$279,969
	ITW Nonqualified Pension Plan	20.083	$854,525
David C. Parry	ITW Retirement Accumulation Plan	19.742	$737,016
	ITW Nonqualified Pension Plan	19.742	$2,473,717
Craig A. Hindman	ITW Retirement Accumulation Plan	37.547	$954,565
	ITW Nonqualified Pension Plan	37.547	$2,617,060
Roland M. Martel	ITW Retirement Accumulation Plan	19.927	$752,818
	ITW Nonqualified Pension Plan	19.927	$1,623,932

(1)	Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 4.50% discount rate used for financial reporting purposes.
(2)	In the event of a change in control or departure due to death, disability, or retirement, the total pension payable would reflect the above amounts in total. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan would depend on the actual lump sum and annuity values calculated using the actual applicable interest rates and IRS limits.
(3)	Mr. Larsen is not eligible to participate in the Company’s pension plans, as the plans were closed to new entrants effective January 1, 2007.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. businesses to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates an age-based percentage for each year of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the highest five years out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, the age-based percentages are as follows:

Age During the Year	On Total Final Average Pay	On Final Average Pay in Excess of Covered Compensation(1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2013, the amount of covered compensation for an individual attaining age 65 was $69,900, while for an employee age 35 or younger it was $113,700.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•

Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•

Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1)  The Pension Plan uses net compensation after deferrals under the ECRIP, and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

2)  The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the maximum amount ($255,000 in 2013) that may be recognized under a tax-qualified plan.

3)  In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change in control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

The Company’s Executive Contributory Retirement Income Plan (the “ECRIP”) offers designated executives an opportunity to defer a portion of their salary and earned non-equity incentive to a deferred compensation account to receive the employer contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan. Deferred amounts receive a rate of interest based on the monthly Moody’s Long-Term Corporate Bond Yield Average (the “Moody’s Rate”). All of the NEOs are eligible for the ECRIP. An ECRIP participant can defer from 6%-50% of his or her salary and from 6%-85% of his or her non-equity (annual and CGP) incentive, with the applicable matching contribution on either component under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Deferrals under the ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

The ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for amounts eligible to receive 130% of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, amounts deferred to the ECRIP prior to January 1, 2010 would receive interest crediting of 130% of the Moody’s Rate. Amounts deferred to the ECRIP after December 31, 2009 are not eligible to receive 130% of the Moody’s Rate and would receive interest crediting at 100% of the Moody’s Rate. During 2013, the Moody’s Rate applied to ECRIP accounts ranged from 3.98% to 4.87% for amounts eligible for 100% of Moody’s, and 5.17% to 6.33% for amounts eligible for 130% of Moody’s.

If terminated in conjunction with a change in control, participants would receive their ECRIP as a lump sum, as if a retirement event had occurred.

The following table sets forth ECRIP account information for each NEO during fiscal year 2013. Other than the distributions described below, there were no withdrawals by, or distributions to, an NEO under the ECRIP in 2013.

Name	Executive Contributions in 2013 ($)(1)	Registrant Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Distributions in 2013 ($)(4)	Aggregate Balance at December 31, 2013 ($)(3)(5)
E. Scott Santi	$222,726	$65,506	$88,050	—	$1,846,489
Michael M. Larsen	$17,500	$7,875	$177	—	$25,552
Ronald D. Kropp	$121,730	$37,649	$46,686	$14,336	$971,180
David C. Parry	$154,421	$41,845	$210,286	—	$4,102,907
Craig A. Hindman	$143,705	$33,531	$220,113	—	$4,204,404
Roland M. Martel	$188,821	$33,044	$158,443	—	$3,140,857

(1)	Includes deferrals of 2013 salary reflected in the Salary column of the Summary Compensation Table (Mr. Santi, $101,923; Mr. Larsen, $17,500; Mr. Kropp, $25,438; Mr. Parry, $49,833; Mr. Hindman, $54,299; and Mr. Martel, $68,787). Also includes deferrals of 2012 executive incentive amounts paid in 2013 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2012 (Mr. Santi, $85,237; Mr. Kropp, $65,172; Mr. Parry, $104,588; Mr. Hindman, $89,406; and Mr. Martel, $120,034). The above also includes deferrals of 2010-2012 long-term incentive cash (CGP) paid in 2013 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2012 (Mr. Santi, $35,566; Mr. Kropp, $31,120; Mr. Parry, $0; Mr. Hindman, $0; and Mr. Martel, $0).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2013.

(3)	Footnote 5 to the Summary Compensation Table sets forth above-market interest for 2013 included in aggregate earnings in this table. If Mr. Santi’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $13,936 for 2013 and $133,979 in the aggregate. If Mr. Kropp’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $7,064 for 2013 and $63,351 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	Mr. Kropp received a distribution under the return of deferral feature of the plan.

(5)	In addition to the Company’s contributions shown in the table above, and excess interest as disclosed for 2013 in footnote 5 to the Summary Compensation Table, the following amounts of executive and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2012 and 2011:

Footnote 5 Table

Name	Year Ended December 31, 2012	Year Ended December 31, 2011
E. Scott Santi	$190,528	$180,294
Michael M. Larsen	*	*
Ronald D. Kropp	$116,689	$95,393
David C. Parry	$241,578	$359,578
Craig A. Hindman	$193,512	*
Roland M. Martel	$242,492	*

*	Messrs. Hindman and Martel were not NEOs in 2011. Mr. Larsen was not an NEO in 2011 or 2012.

Potential Payments upon Termination or Change in Control

Payments and benefits received by NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of December 31, 2013. The actual amounts to be paid out can only be determined at the time of the NEOs’ departure from the Company.

Executive Incentive Plan

The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. In the event an NEO becomes permanently disabled or dies, the NEO would be eligible for a possible payout under the Executive Incentive Plan. If termination of employment other than for death, disability, retirement or change in control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned based on performance by the NEOs in 2013 are discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

NEOs who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits table above.

Executive Contributory Retirement Income Plan

NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan Awards Prior to 2014

Stock Options, RSUs and PRSUs: In the event of a termination upon death or disability, all unvested options, RSUs and PRSUs held by the NEOs would immediately vest. In the event of a termination upon retirement (defined as age 62 with 10 years of service or age 65 with 5 years of service), unvested options, RSUs and PRSUs granted more than one year prior to retirement would immediately vest, and unvested options, RSUs and PRSUs granted within one year prior to retirement would become 25% vested. No NEO was eligible for retirement as of December 31, 2013. In the event of a change in control, unvested options and PRSUs granted before 2011 would immediately vest, and unvested options and PRSUs granted in 2011 or later that are not replaced would fully vest. Options, RSUs and PRSUs that are continued or replaced would only vest upon a termination of employment after a change in control. In the case of PRSUs, all such vesting events are subject to the achievement of performance goals. For all NEOs, in the event of a termination other than upon retirement, death, disability or a change in control, any unvested options, RSUs and PRSUs held on such date by the NEOs would be forfeited.

Long-Term Cash Award (CGP): In the event of a termination upon death or disability, the CGP award would vest at 100% of the actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as termination after age 62 with 10 years of service or age 65 with 5 years of service), the CGP award would vest pro-rata and be paid after the end of the performance period. No NEO was eligible for retirement as of December 31, 2013. In the event of a change in control, a CGP award that is not replaced will vest pro rata at the greater of target or actual achievement level. In the event of an actual or constructive termination following a change in control, a CGP award that has been replaced would vest pro-rata and be paid at the target level (or actual achievement level if greater).

Change-in-Control Severance Policy

Prior to 2011, we did not have any plans or agreements especially for executive officers regarding termination of employment or a change in control of the Company. Effective January 1, 2011, the Company adopted the 2011 Change-in-Control Severance Compensation Policy, which provides that, upon an actual or constructive termination following a change in control of the Company, the NEOs and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of any long-term cash incentive awards at the target level (or actual achievement level if greater).

Executive Agreements

As described below, in connection with the planned divestiture of our IPG Business, in 2013 we entered into Retention and Incentive Award Agreements and Severance Agreements with Mr. Hindman, chief executive officer of the IPG Business, and Mr. Kropp, chief financial officer of the IPG Business.

Under the terms of the agreements, if Messrs. Hindman and Kropp continue to be actively employed and fully engaged in the IPG Business on the closing date of the separation transaction, they will receive 100% vesting acceleration with respect to their outstanding stock options, CGP awards PRSUs granted prior to 2014. The exercise period of their stock options will be one year following the closing date. They will be entitled to receive shares subject to such PRSU grants after the end of the performance period subject to achievement of performance goals, and the CGP grants will be paid at the target level within 90 days following the closing date. Contingent upon remaining actively employed and fully engaged for six months following the closing, Mr. Hindman and Mr. Kropp will receive cash bonuses of $600,000 and $520,000, respectively. They will also receive their annual incentive bonuses for the year in which the closing occurs on a pro-rata basis for the period from January 1 to the closing date based on year-to-date actual performance compared to the prior year and on the achievement of performance goals as determined by the Company.

The Company also entered into Severance Agreements with Messrs. Hindman and Kropp, providing that upon termination without cause or resignation for good reason before 24 months after the closing date, a lump sum cash payment would be paid equal to two times the sum of annual base salary plus target annual bonus at the rate in effect on the closing date.

Michael M. Larsen was elected to the office of Senior Vice President and Chief Financial Officer of ITW in September 2013 to replace Mr. Kropp in that role. Since he commenced his position late in the year, the Compensation Committee approved a guaranteed annual incentive bonus for 2013 of $195,000. In addition, upon his becoming employed by the Company, Mr. Larsen was granted stock options and RSUs valued at $2,000,000 on terms similar to options and RSUs granted to other ITW employees. He also received relocation assistance consistent with relocation benefits granted to other management employees.

Payments and Benefits Assuming Termination as of December 31, 2013

The payments and benefits for the NEOs under each termination scenario are outlined below.

Termination and Change-in-Control Payments and Benefits

Benefit or Payment	Retirement	Involuntary (w/o Cause)	Death/ Disability	Change in Control
Base Salary	No	1 week per year of service	No	See Change-in-Control Severance Policy
Benefits	No	Based on years of service	No	No
Executive Incentive Plan (1)(2)	Pro-rata vesting	Pro-rata payout	Pro-rata vesting	See Change-in-Control Severance Policy
Executive Contributory Retirement Income Plan (1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan (1)	Yes	Yes	Yes	Yes
Vesting of Unvested PRSUs and RSUs Units (2)(3)	Pre-2013 grants – 100% vesting (4) Post 2012 grants – 25% vesting (4)	No	100% vesting (4)	100% vesting, subject to replacement or double trigger (5)
Vesting of Unvested Stock Options (3)	Pre-2013 grants – 100% vesting Post 2012 grants –25% vesting	No	100% vesting	Pre-2011 grants — 100% vesting; Post 2010 grants —100% vesting, subject to replacement or double-trigger (5)
Payment of Long-Term Cash (CGP)(2)(3)	Pro-rata vesting (4)	No	100% vesting (4)	See Change-in-Control Severance Policy
Change-in-Control Severance Policy	No	No	No	2 years’ salary and annual incentive, pro rata payout of outstanding long-term and annual cash incentives subject to replacement or double trigger (5)(6)
(1)	Retirement for these awards is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals, except for termination upon death or disability.

(3)	Retirement for these awards is defined as termination after age 62 with 10 years of service or age 65 with 5 years of service.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)	Awards that are replaced after a change in control do not receive accelerated vesting. Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change in control of the Company.

(6)	Pro rata vesting is at the greater of target or actual achievement level.

The following table shows the value of payments and benefits that the NEOs would receive pursuant to the 2011 Long-Term Incentive Plan and the 2011 Change-In-Control Severance Compensation Policy upon death, disability or a change in control, assuming that termination occurred as of the last business day of fiscal 2013. It also shows the Company’s severance benefits that would be payable to the NEOs and that are available to employees generally. For purposes of this table, CGP payment is assumed at target level. The value of unvested stock options, RSUs and PRSUs, if accelerated upon a change in control or termination, is determined using the excess, if any, of $84.08 (the closing price of ITW common stock on December 31, 2013) over the option exercise price. Retirement is not shown in the table, because no NEO had reached retirement age under the Long-Term Incentive Plan as of December 31, 2013. Voluntary termination without good reason is not shown in the table because such a termination would not trigger the payment of severance benefits or annual long-term incentives.

Named Executive Officer	Benefit	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC

E. Scott Santi	Severance	$423,077	$—	$3,645,815
	Benefits	$6,655	$—	$—
	Current year P&O	$1,776,800	$1,776,800	$1,776,800
	Stock Options	$—	$11,603,578	$11,603,578
	PRSUs	$—	$5,252,814	$5,252,814
	CGP	$—	$3,250,000	$1,583,333
	Total	$2,206,532	$21,883,192	$23,862,340

Michael M. Larsen	Severance	$12,500	$—	$1,690,000
	Benefits	$1,366	$—	$—
	Current year P&O	$195,000	$195,000	$195,000
	Stock Options	$—	$627,971	$627,971
	RSUs	$—	$1,119,609	$1,119,609
	CGP	$—	$—	$—
	Total	$208,866	$1,942,581	$3,632,581

Ronald D. Kropp	Severance	$185,769	$—	$2,207,163
	Benefits	$4,990	$—	$—
	Current year P&O	$723,442	$723,442	$723,442
	Stock Options	$—	$5,613,221	$5,613,221
	PRSUs	$—	$3,028,562	$3,028,562
	CGP	$—	$1,650,000	$999,400
	Total	$914,202	$11,015,224	$12,571,787

David C. Parry	Severance	$263,462	$—	$2,511,448
	Benefits	$4,803	$—	$—
	Current year P&O	$908,401	$908,401	$908,401
	Stock Options	$—	$6,236,625	$6,236,625
	PRSUs	$—	$3,365,218	$3,365,218
	CGP	$—	$1,900,000	$1,066,667
	Total	$1,176,665	$12,410,244	$14,088,359

Named Executive Officer	Benefit	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC

Craig A. Hindman	Severance	$382,923	$—	$1,973,541
	Benefits	$9,605	$—	$—
	Current year P&O	$618,559	$618,559	$618,559
	Stock Options	$—	$3,726,778	$3,726,778
	PRSUs	$—	$1,819,659	$1,819,659
	CGP	$—	$990,000	$600,000
	Total	$1,011,087	$7,154,996	$8,738,537

Roland M. Martel	Severance	$191,538	$—	$1,867,955
	Benefits	$4,803	$—	$—
	Current year P&O	$635,606	$635,606	$635,606
	Stock Options	$—	$3,337,599	$3,337,599
	PRSUs	$—	$1,639,560	$1,639,560
	CGP	$—	$896,667	$538,889
	Total	$831,947	$6,509,431	$8,019,608

Stock options, RSUs, PRSUs and CGP awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards granted after January 1, 2011 are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange or accounting rule, or in order to comply with our clawback policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 about the Long-Term Incentive Plan (formerly known as the 2006 Stock Incentive Plan).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,797,874	(1)	$51.95	27,342,942

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman

Susan Crown

James W. Griffith

Robert S. Morrison

Kevin M. Warren

Certain Relationships and Related Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

The son of David C. Parry, ITW’s Vice Chairman, is employed by the Company and earned fiscal year 2013 compensation in excess of $120,000. His compensation was comparable to other employees in a similar job position.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 10.4% of our common stock. Ms. Susan Crown and Mr. David B. Smith, Jr., directors of the Company, are also directors of Northern

Trust Corporation and The Northern Trust Company. In 2013, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $3 million in 2013.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of seven independent directors, as defined in the listing standards of the New York Stock Exchange and the Board of Directors has determined that all Audit Committee members are “financially literate.” In addition, the Board of Directors has determined that Mr. Brutto meets the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2014.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The following is the report of the Audit Committee.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by AU Section 380 (Communication with Audit Committees) under which Deloitte &

Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chair

Daniel J. Brutto

James W. Griffith

Robert C. McCormack

David B. Smith, Jr.

Kevin M. Warren

Anré D. Williams

Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $13,175,000 for professional services in connection with the 2013 audit of our annual financial statements and internal controls, as compared with $13,541,000 for the 2012 audit. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2013 and 2012, the Deloitte Entities billed us approximately $6,147,000 and $4,104,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits, acquisition-related due diligence and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2013 and 2012 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($2,814,000 and $2,848,000, respectively) and tax planning services, often related to our divestitures and restructurings ($3,387,000 and $1,375,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2013 and 2012.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP

Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2011 Annual Meeting, the Company has an advisory vote on executive compensation annually. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with the long-term interests of our stockholders. Our executive compensation programs support our decentralized company structure and have played a material role in our ability to drive strong financial results, as well as motivate, attract and retain a highly experienced, successful management team. These programs have been designed to promote a performance-based culture. At least 85% of 2013 compensation for each of our NEOs other than Mr. Larsen was performance based, with the majority of performance-based compensation being in the form of long-term incentives.

The Company has completed year one of its five-year Enterprise Strategy focusing on three key enterprise initiatives: Portfolio Management, Business Structure Simplification, and Strategic Sourcing. ITW’s core capabilities (80/20 business model, sustainable differentiation, and our entrepreneurial culture) and enterprise strategy drove meaningful improvement in the Company’s operations and profitability. We leverage these core capabilities as we execute our key strategic initiatives, and we believe that each element of our compensation structure plays an important role in motivating our employees to achieve profitable growth with strong returns on capital. See “Compensation Discussion and Analysis” for a discussion of the financial performance metrics of the Company’s incentive compensation awards and the Company’s recent performance under the various metrics.

The Compensation Committee of our Board of Directors has overseen the development of our executive compensation programs, which is more fully described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our NEOs in 2013. We believe that our executive compensation programs are structured to support our company and our business objectives, as well as to support our culture and values that have served us well for over 100 years.

We ask our stockholders to approve, on an advisory basis, the compensation of our NEOs by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2014 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

Amendment to Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions

In response to a favorable vote by stockholders at the 2013 annual meeting on a proposal to eliminate supermajority vote requirements, our Board has reviewed the supermajority voting provisions in our Restated Certificate of Incorporation and the implications of removing them. In general, companies adopted supermajority vote provisions in conjunction with fair price provisions because of a belief that such provisions would help to ensure that their stockholders would be protected from coercive tactics and would receive maximum consideration in a hostile takeover scenario.

After careful consideration of the advantages and disadvantages of eliminating the supermajority vote provisions, including the fair price provisions, the Board has determined that amendments to our Restated Certificate of Incorporation are advisable and in the best interests of the Company and our stockholders. The Board has unanimously adopted resolutions approving and declaring the advisability of adopting amendments to Articles Eleventh and Fifteenth of our Restated Certificate of Incorporation and recommends that stockholders approve the amendments by voting in favor of this Proposal.

If adopted, these amendments would amend the following provisions of our Certificate of Incorporation:

•

Article Eleventh, Section (a) — Certain By-Law Amendments — This provision would be deleted, thereby eliminating the requirement that, if we have a substantial stockholder (which, in general, is a 10% stockholder), amendments to any By-Law provision fixing the number of directors would require approval by (i) either two-thirds of our continuing directors who are not affiliated with the substantial stockholder or two-thirds of the voting power of the Company, and (ii) a majority of the voting power of the Company held by stockholders other than the substantial stockholder. Following this amendment, any provision of our By-Laws could be amended by either a majority of our Board or the affirmative vote of a majority of the voting power of the Company.

•

Article Eleventh, Section (b) — Certain Certificate of Incorporation Amendments — This provision would be amended to eliminate the requirement that amendments to Articles Ninth, Tenth, Eleventh and Fifteenth of our Certificate of Incorporation be approved by (i) the affirmative vote of the holders of at least two-thirds of the voting power of the Company, and (ii) if we have a substantial stockholder, a majority of the voting power of the Company held by stockholders other than the substantial stockholder. Following this amendment, our Certificate of Incorporation could be amended by the affirmative vote of a majority of the voting power of the Company, following our Board’s approval and recommendation of the amendment to our stockholders.

•

Article Fifteenth — Fair Price Provision — This provision would be deleted, thereby eliminating the requirement that certain transactions, including a merger, be approved by (i) the affirmative vote of the holders of at least two-thirds of the voting power of the Company, and (ii) if we have a substantial stockholder, a majority of the voting power of the Company held by stockholders other than the substantial stockholder, unless the transaction is approved by a majority of our continuing directors who are not affiliated with any substantial stockholder or meets certain “fair price” and procedural requirements. In assessing whether to eliminate Article Fifteenth, the Board considered that Section 203 of the Delaware General Corporation Law contains provisions that provide similar protection to those in Article Fifteenth. When Article Fifteenth was adopted in 1984, Section 203 of the Delaware General Corporation Law had not yet been enacted.

Approval of this Proposal requires the affirmative vote of at least two-thirds of the voting power of the Company. An abstention or other failure to vote on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is important that you vote your shares in person or by proxy.

If this Proposal is approved by our stockholders, it would become effective upon filing an Amended and Restated Certificate of Incorporation with the State of Delaware. In addition to this Proposal, the Board is recommending further amendments to our Restated Certificate of Incorporation as described below under “Amendment to Restated Certificate of Incorporation to Eliminate Provisions Regarding Board Size.” The approval of each proposed amendment is not conditioned on the approval of the other proposed amendment. The Amended and Restated Certificate of Incorporation ultimately filed with the State of Delaware would include the amendments described in this Proposal only if the Proposal is approved by our stockholders.

The full text of the proposed Amended and Restated Certificate of Incorporation, which also reflects the proposed amendment described below under “Amendment to Restated Certificate of Incorporation to Eliminate Provisions Regarding Board Size,” is attached as Appendix B to this proxy statement, with additions indicated by underlining and deletions indicated by strikeout. The current provisions of the Restated Certificate of Incorporation and the proposed amendments described above are qualified in their entirety by reference to the actual text of the proposed Amended and Restated Certificate of Incorporation included in Appendix B. Our By-Laws do not contain any supermajority voting provisions.

The Board of Directors unanimously recommends a vote “FOR” the approval of this Proposal.

Amendment to Restated Certificate of Incorporation to Eliminate Provisions Regarding Board Size

In connection with considering the supermajority voting provisions discussed above under “Amendment to Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions,” our Board of Directors has determined that it is advisable and in the best interests of the Company and our stockholders to amend our Restated Certificate of Incorporation to eliminate the provisions in Article Ninth, Section (a), which establish the number of directors serving on our Board. The provisions of Article Ninth, Section (a) were adopted in 1984 along with the supermajority and fair price provisions referred to above. Provisions of this type generally were included in certificates of incorporation to make it more difficult for stockholders to change the size of the board.

Under Delaware law, the number of directors of a corporation is fixed by the by-laws, or in a manner specified in the by-laws, unless the certificate of incorporation fixes the number of directors. If this amendment is adopted, the size of our Board would not be addressed in our Amended and Restated Certificate of Incorporation, but would be established under, and changed by amendments to, our By-Laws. Our By-Laws currently fix the number of directors at 12. If this amendment is adopted, our Board could amend our By-Laws to provide a range for the number of directors, with the actual number to be determined from time to time by Board resolution.

The Board has unanimously adopted resolutions approving and declaring the advisability of adopting this amendment to Article Ninth of our Restated Certificate of Incorporation and recommends that stockholders approve the amendment by voting in favor of this Proposal.

Approval of this Proposal requires the affirmative vote of at least two-thirds of the voting power of the Company. An abstention or other failure to vote on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this Proposal. Therefore, it is important that you vote your shares in person or by proxy.

If this Proposal is approved by our stockholders, it would become effective upon filing an Amended and Restated Certificate of Incorporation with the State of Delaware. In addition to this Proposal, the Board is recommending further amendments to our Restated Certificate of Incorporation as described above under “Amendment to Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions.” The approval of each proposed amendment is not conditioned on the approval of the other proposed amendment. The Amended and Restated Certificate of Incorporation ultimately filed with the State of Delaware would include the amendment described in this Proposal only if it is approved by our stockholders.

The full text of the proposed Amended and Restated Certificate of Incorporation, which also reflects the proposed amendment described above under “Amendment to Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions,” is attached as Appendix B to this proxy statement, with additions indicated by underlining and deletions indicated by strikeout. The current provisions of the Restated Certificate of Incorporation and the proposed amendments described above are qualified in their entirety by reference to the actual text of the proposed Amended and Restated Certificate of Incorporation included in Appendix B.

The Board of Directors unanimously recommends a vote “FOR” the approval of this Proposal.

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.   Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. The Board of Directors must also consider the factors described in Section V. for any director who is a member of the Compensation Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.   Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.   Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.[1]

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.   Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

V.   Standards for Compensation Committee Members

In addition to satisfying the criteria set forth in Section III above, in determining the independence of directors who are members of the Company’s Compensation Committee, the Board will consider all factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company to the director; and

2.	whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

[1]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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APPENDIX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ILLINOIS TOOL WORKS INC.

(Originally incorporated as Illinois Tool Works, Inc. on June 19, 1961)

~~A Restatement of the Certificate of Incorporation was duly adopted by the vote of the Board of Directors on April 30, 1984~~ This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and ~~As newly restated, this Restated Certificate of Incorporation~~ hereby reads as follows:

FIRST. The name of the corporation is Illinois Tool Works Inc.

SECOND. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company.

THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes.

FOURTH.

(1) Authorized Shares. The total number of shares of stock of all classes which the corporation shall have authority to issue is seven hundred million three hundred thousand (700,300,000), of which three hundred thousand (300,000) shall be shares of Preferred Stock without par value and seven hundred million (700,000,000) shall be shares of Common Stock, par value $.01 per share.

(2) Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the Board of Directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of liquidation or dissolution of the corporation, the provisions, if any, respecting the redemption of the shares of each series and subject to requirements of the laws of the State of Delaware, the voting rights, if any, (provided that such shares shall not have more than one vote per share) including any special voting rights in the event of default in the payment of preferred dividends, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the corporation and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

(b) Preferred Stock of any series redeemed, converted, exchanged; purchased, or otherwise acquired by the corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical; and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.

(3) Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the corporation out of any net profits or net assets of the corporation legally available therefor.

(b) In the event of the liquidation or dissolution of the corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the corporation’s net assets available for distribution.

(c) Each share of Common Stock shall be entitled to one vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class.

(4)	Preemptive Rights. Unless otherwise provided by the Board of Directors, no holder of any shares of the corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the corporation of the same or of any other class, whether now or hereafter authorized, or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other securities convertible into any such shares.

FIFTH. The minimum amount of capital with which the corporation will commence business is one thousand dollars ($1,000).

SIXTH. Names and places of residence of original incorporators — OMITTED.

SEVENTH. The corporation is to have perpetual existence.

EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH.

(a) ~~Except as provided in any certificate (“Certificate of Rights of Preferred Stock”) filed pursuant to Section 151(g) of the Delaware General Corporation Law (or any amendment or replacement of such Section) designating the number of shares of Preferred Stock to be issued and the rights, preferences, privileges and restrictions granted to and imposed on the holders of such designated Preferred Stock, as permitted by Article FOURTH hereof, the authorized number of Directors of the corporation shall be not less than three nor more than twenty. The initial number of Directors is fixed at thirteen. The exact number of Directors within such range may be changed from time to time by an amendment to the By-laws duly adopted as provided in Subsection (a) (1) of Article ELEVENTH. No reduction in the number of Directors shall have the effect of removing any Director prior to the expiration of his term.~~

~~(b)~~ Except as provided in any Certificate of Rights of Preferred Stock, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual election of directors, and until their successors shall be elected and qualified.

~~(c)~~(b) In furtherance and not in limitation of the powers conferred by statute and subject to the limitations imposed by other Articles of this Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

TENTH.

(a) Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

(b) No action shall be taken by the stockholders except at an annual or special meeting of stockholders and no action may be taken by written consent of the stockholders. Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time but only by the chairman, the president, or by a majority of the Board of Directors; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any Certificate of Rights of Preferred Stock, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

ELEVENTH.

(a) ~~New By-Laws of the corporation may be adopted or the By-Laws of the corporation may be amended or repealed either by the affirmative vote of a majority of the Directors of the corporation or by the affirmative vote of the holders of a majority of the voting power of the corporation; provided, however, that any By-Law fixing the number of Directors may be adopted, amended or repealed only by (1) the affirmative vote of a majority of the Directors of the corporation; provided, however, that if there is a Substantial Shareholder (as defined in Article FIFTEENTH), such By-Law also must be adopted, amended or repealed by not less than two-thirds of the Continuing Directors (as defined in Article FIFTEENTH), or (2) the affirmative vote of the holders of not less than 66-2/3% of the voting power of the Corporation; provided, however, that if there is a Substantial Shareholder, such By-Law also must be adopted, amended or repealed by the affirmative vote of the holders of a majority of the voting power of the corporation held by stockholders other than the Substantial Stockholder.~~

~~(b)~~ The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. ~~Notwithstanding the foregoing, the provisions set forth in Articles NINTH, TENTH, FIFTEENTH, and this Article ELEVENTH may not be repealed or amended in any respect, nor may any cumulative voting provision be adopted, nor may any other provision be amended, adopted or repealed which would have the effect of modifying or permitting circumvention of such provisions, unless such repeal, amendment or adoption is approved by the affirmative vote of the holders of not less than 66-2/3% of the voting power of the corporation; provided, however, that if there is a Substantial Shareholder, such repeal, amendment or adoption also must be approved by the affirmative vote of a majority of the voting power of the corporation held by stockholders other than the Substantial Stockholder.~~

TWELFTH. No contract or other transaction between the corporation and any person, firm, association or corporation and no other act of this corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are, directly or indirectly, pecuniarily or otherwise interested in such contract, transaction or other act or related to or interested in such person, firm, association or corporation as director, stockholder, officer, employee, member or otherwise. Any director of the corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation; provided that the fact that he individually or such firm or association is so interested shall be disclosed or known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors, or of any committee of directors having the powers of the full Board, at which action upon any such contract, transaction or other act is taken, and if such fact shall be so disclosed or known, any director of this corporation so related or otherwise interested may be counted in determining the presence of a quorum at any meeting of the Board of Directors or of such committee at which action upon any such contract, transaction or act shall be taken and may vote thereat with respect to such action with like force and effect as if he were not so related or interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

THIRTEENTH. No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for any breach of fiduciary duty as a director provided, however, that the foregoing shall not limit or eliminate liability for breach of a director’s duty of loyalty, for failure of a director to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for obtaining an improper personal benefit, or for acting to pay a dividend or approving a stock repurchase that is illegal under Section 174 of the General Corporation Law of the State of Delaware. This Article shall apply to acts or omissions occurring subsequent to May 4, 1987, and any repeal or modification of this Article shall not adversely affect any right or protection existing at the time of such repeal or modification.

FOURTEENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of this corporation, as the case may be, and also on this corporation.

~~FIFTEENTH.~~

~~(a) Definitions. For the purpose of this Article FIFTEENTH:~~

~~(1) Except as provided in this Subsection and Subsection (a) (9) below, “Affiliate” and “Associate” shall have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 2, 1984. No relative or spouse of a person (and no relative of such spouse) who is a director or officer of the corporation shall be an Affiliate or Associate of such person or of the corporation solely as a result of such person being a director or officer of the corporation.~~

~~(2) Except as provided in Subsection (a) (9) below, a Person (as defined in Subsection (a) (7) below) shall be the “Beneficial Owner” of (or shall “Beneficially Own”) any Voting Stock (A) which such Person beneficially owns, directly or indirectly, as determined under Rule 13d-3 of the General Rules and Regulations under the Security Exchange Act of 1934, as in effect on March 2, 1984 or (B) which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.~~

~~(3) The term “Business Combination” shall mean any of the following transactions:~~

~~(A) any merger or consolidation of the corporation or any Subsidiary with or into (i) any Substantial Stockholder irrespective of which entity is the survivor or (ii) any other corporation which is, or after such merger or consolidation would be, an Affiliate or Associate of such Substantial Stockholder; or~~

~~(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Stockholder of any Properties or assets of the corporation (including without limitation any securities of a Subsidiary) or any Subsidiary having an aggregate Fair Market Value of more than one percent of the total gross assets of the corporation on a consolidated basis as of the end of the preceding fiscal year; or~~

~~(C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the corporation or a Subsidiary of any properties or assets of a Substantial Stockholder having an aggregate Fair Market Value of more than one percent of the total gross assets of the corporation on a consolidated basis as of the end of the preceding fiscal year; or~~

~~(D) the issuance, transfer or delivery by the corporation of stock or other securities of the corporation or of any Subsidiary (in one transaction or a series of transactions) to or with any Substantial Stockholder (except any issuance, transfer or delivery made to security holders generally); or~~

~~(E) the issuance, transfer or delivery by a Substantial Stockholder of stock or other securities of such Substantial Stockholder (in one transaction or a series of transactions) to or with the corporation or a Subsidiary (except any issuance, transfer or delivery made to security holders of the Substantial Stockholder generally); or~~

~~(F) the adoption of any plan or proposal for the liquidation of the corporation proposed by or on behalf of a Substantial Stockholder; or~~

~~(G) any reclassification of securities (including any reserve stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Substantial Stockholder), which has the~~

~~effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Substantial Stockholder; or~~

~~(H) any agreement, arrangement, contract or understanding which provides, in whole or in part, for any of the transactions described in this Subsection (3).~~

~~(4) “Common Stock” means the issued and outstanding shares of common stock of the corporation.~~

~~(5) “Continuing Director” means any member of the Board of Directors of the corporation who is not an Affiliate or Associate of a Substantial Stockholder and who either (A) was a member of the Board of Directors prior to the time that the Substantial Stockholder became a Substantial Stockholder, or (B) was designated a Continuing Director by not less than two-thirds of the then Continuing Directors at the time of such director’s initial election to the Board of Directors.~~

~~(6) “Fair Market Value” means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price, or if none, the highest closing bid quotation, with respect to a share of such stock during the 3O-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.~~

~~(7) “Person” includes a natural person, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity. Except as provided in Subsection (a) (9) below, when two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of common stock, such syndicate or group shall be deemed a “Person”.~~

~~(8) “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned, directly or indirectly, by the corporation.~~

~~(9) “Substantial Stockholder” means any Person (other than the corporation or any Subsidiary) which, together with any and all Affiliates or Associates of such Person after March 2, 1984, became and then is the Beneficial Owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock, excluding Voting Stock Beneficially Owned by such person on March 2, 1984. In determining whether a Person is a Substantial Stockholder, or whether a Person is an Affiliate or Associate of a Substantial Stockholder, or whether a Person is included within the definition of another Person, (A) no trust which was in existence on March 2, 1984 and was a stockholder of the corporation on that date (“Stockholder-Trust”) shall be an Affiliate or Associate of any other Stockholder-Trust, (B) no trustee or successor trustee of any Stockholder-Trust shall be an Affiliate or Associate of such trust or of any other Stockholder-Trust or of any other trustee or successor trustee of any Stockholder-Trust or Stockholder-Trusts (including a trustee and himself, herself or itself if trustee of more than one such trust) by reason of such trusteeship, (C) no trustee or successor trustee of any Stockholder-Trust shall be the Beneficial Owner of any Voting Stock Beneficially Owned by such trust by reason of such trusteeship, and (D) no two or more Stockholder-Trusts, no two or more trustees or successor trustees of any Stockholder-Trust or Stockholder- Trusts (including a trustee and himself, herself or itself if trustee of more than one such trust) by reason of such trusteeship, and no trustee or successor trustee of any Stockholder-Trust or Stockholder-Trusts by reason of such trusteeship and any such trust or trusts shall be deemed a Person. Except as set forth in the immediately preceding sentence, “Substantial Stockholder” shall include any and all Affiliates and Associates of a Substantial Stockholder, and any Person with which a Substantial Stockholder or its Affiliates or Associates have any understanding, agreement, or arrangement, directly or indirectly, for the~~

~~purpose of acquiring, holding, voting or disposing of Voting Stock, and the shares of Voting Stock Beneficially Owned by a Substantial Stockholder shall include any shares Beneficially Owned by any such Affiliate or Associate and any such Person. For the purposes of determining whether a Person is a Substantial Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed Beneficially Owned by a Substantial Stockholder or its Affiliates or Associates but shall not include any other shares which may be issuable to any other Person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~(10) “Voting Stock” means the then outstanding shares of all classes of capital stock of the corporation which are entitled to vote for the election of directors of the corporation generally, but not including those which are entitled to vote for the election of one or more directors only in the event of certain contingencies such as dividend arrearages.~~

~~(b) Supermajority Vote Required. In addition to any affirmative vote required by law or this Certificate, and except as provided in Section (c) below, any Business Combination shall require (1) the affirmative vote of the holders of not less than 66-2/3% of the voting power of the Voting Stock, voting together as a single class, and (2) the affirmative vote of the holders of a majority of the voting power of the Voting Stock held by stockholders other than the Substantial Stockholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.~~

~~(c) Supermajority Vote Not Required. The provisions of Section (b) above shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate, if any of the conditions set forth in Subsections (c) (1) through (4) below are satisfied with respect to such Business Combination.~~

~~(1) The Business Combination shall have been approved in writing by not less than two-thirds of the Continuing Directors.~~

~~(2) The Business Combination shall have been approved by a duly adopted resolution of the Board of Directors prior to the Substantial Stockholder becoming a “Substantial Stockholder”.~~

~~(3) The Business Combination is solely between the corporation and another corporation of which more than 50% of the outstanding shares of all classes of stock entitled to vote in an election of directors is owned by the corporation and its Subsidiaries.~~

~~(4) All of the conditions set forth in this Subsection (c) (4) are satisfied with respect to such Business Combination.~~

~~(A) The aggregate of the cash and the Fair Market Value of the property, securities or other consideration (including without limitation Common Stock of the corporation retained by stockholders of the corporation other than the Substantial Stockholder or other parties to such Business Combination in the event of a Business Combination in which the corporation is the surviving corporation) to be received per share by holders of Common Stock to the corporation in the Business Combination is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees and with appropriate adjustments for recapitalizations and stock splits, stock dividends and like distributions) paid by the Substantial Stockholder in acquiring any of its holdings of the corporation’s Common Stock, without regard to whether such holdings were acquired before or after the Substantial Stockholder became a Substantial Stockholder. For purposes of this Subsection (c) (4) (A), if the consideration paid in any such acquisition of Common Stock consisted, in whole or in part, of consideration other than cash, then such other consideration shall be valued at the Fair Market Value thereof at the time of the consummation of the Business Combination.~~

~~(B) After becoming a Substantial Stockholder and prior to the consummation of any Business Combination, such Substantial Stockholder shall not have (i) acquired any newly issued shares of capital stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming a Substantial Stockholder or upon compliance with the provisions of this Article FIFTEENTH or as a result of a pro rata stock dividend or stock split), (ii) acquired any~~

~~additional shares of Voting Stock or securities convertible into Voting Stock except as part of the transaction pursuant to which the Substantial Stockholder became a Substantial Stockholder, (iii) received the benefit, directly or indirectly (except proportionally as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation or (iv) initiated any proposals that result in any major changes in the corporation’s business or capital structure.~~

~~(C) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 or any successor or amendatory statute (whether or not the corporation is then subject to such requirements) shall be mailed to stockholders of the corporation for the Purpose of soliciting stockholder approval of any Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of an investment banking firm as to the fairness (or lack thereof) of the terms of such Business Combination, from the point of view of the remaining stockholders of the corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by the corporation).~~

~~(d) Acts of Continuing Directors. A majority of the Continuing Directors shall have the power and shall use their best efforts to determine, for purposes of this Article FIFTEENTH and on the basis of information known to them:~~

~~(1) Whether the proposed Business Combination is within the scope of this Article FIFTEENTH;~~

~~(2) Whether a stockholder is a Substantial Stockholder;~~

~~(3) The per share value proposed to be paid to (or retained by) the holders of Common Stock of the corporation in the Business Combination, within the meaning of Subsection (c) (4) above;~~

~~(4) The highest price per share paid by a Substantial Stockholder within the meaning of Subsection (c) (4) above; and~~

~~(5) Whether all of the conditions of Subsection (c) (4) have been satisfied.~~

~~(e) Fiduciary Obligations.~~

~~(1) Nothing contained in this Article FIFTEENTH shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article FIFTEENTH shall prevent any stockholder of the corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such stockholder under Section 262 of the Delaware General Corporation Law.~~

~~(2) The fact that any Business Combination complies with the provisions of Subsection (c) (4) above shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors or any member thereof with respect to evaluations of or actions and responses taken with respect to such Business Combination.~~

IN WITNESS WHEREOF, ILLINOIS TOOL WORKS INC. has caused this amended and Restated Certificate to be executed on its behalf by its [TITLE], [NAME], and attested to by its Secretary, Maria C. Green, this [    ] day of [            ], 2014.

ILLINOIS TOOL WORKS INC.

By:
[NAME]

ATTEST:

Maria C. Green

APPENDIX C

GAAP TO NON-GAAP RECONCILIATIONS

Adjusted Return on Average Invested Capital

The Company uses adjusted return on average invested capital (“adjusted ROIC”) to measure the effectiveness of its operations’ use of invested capital to generate profits. Adjusted ROIC is a non-GAAP financial measure that the Company believes is a meaningful metric to investors in evaluating the Company’s financial performance and may be different than the method used by other companies to calculate ROIC. To improve comparability of adjusted ROIC in the periods presented, after-tax operating income excludes the operating income of the former Decorative Surfaces segment. Adjusted average invested capital represents the net assets of the Company, excluding cash and equivalents and outstanding debt, which are excluded as they do not represent capital investment in the Company’s operations, as well as the Company’s net investment in the former Decorative Surfaces and Industrial Packaging segments, and the equity investment in the Wilsonart business. Average invested capital is calculated using balances at the start of the period and at the end of each quarter.

Adjusted ROIC for the years ended December 31, 2013, 2012, and 2011 was as follows:

Dollars in millions	2013	2012	2011
Operating income	$2,514	$2,475	$2,361
Adjustment for Decorative Surfaces	—	(143)	(154)

Adjusted operating income	2,514	2,332	2,207
Adjusted tax rate (28.8% for 2013, 29.2% for 2012, and 27.6% for 2011)	(724)	(681)	(609)

Adjusted operating income after taxes	$1,790	$1,651	$1,598

Invested Capital:
Trade receivables	$2,365	$2,742	$2,819
Inventories	1,247	1,585	1,716
Net plant and equipment	1,709	1,994	2,025
Goodwill and intangible assets	6,885	7,788	7,431
Accounts payable and accrued expenses	(1,906)	(2,068)	(2,132)
Net assets held for sale	1,519	—	279
Other, net	616	798	708

Total invested capital	$12,435	$12,839	$12,846

Average invested capital	$12,605	$13,160	$12,620
Adjustment for Decorative Surfaces/Wilsonart	(169)	(274)	(282)
Adjustment for Industrial Packaging	(1,477)	(1,504)	(1,511)

Adjusted average invested capital	$10,959	$11,382	$10,827

Adjusted return on average invested capital	16.3%	14.5%	14.8%

The 2013 effective tax rate included a discrete tax charge of $40 million related to the tax treatment of intercompany financing transactions that impact the taxability of foreign earnings. The 2012 effective tax rate included a discrete tax charge of $36 million, which included $35 million for the settlement of an IRS tax audit for the years 2008-2009. The 2011 effective tax rate included a discrete tax benefit of $166 million for an Australian tax matter.

C-1

A reconciliation of the effective tax rate to the adjusted tax rate excluding the discrete tax items is as follows:

	Twelve Months Ended December 31,
Dollars in millions	2013		2012		2011
	Income Taxes	Tax Rate	Income Taxes	Tax Rate	Income Taxes	Tax Rate
As reported	$717	30.6%	$973	30.3%	$448	20.2%
Discrete tax (charges) benefits	(40)	(1.8)	(36)	(1.1)	166	7.4

As adjusted	$677	28.8%	$937	29.2%	$614	27.6%

Operating Revenues and EPS

The Company uses certain non-GAAP financial measures, including adjusted operating revenues and adjusted diluted earnings per share from continuing operations, as well as the related calculations of trends such as growth in these non-GAAP measures over comparable periods. These non-GAAP measures may be different from similar non-GAAP measures used by other companies. The Company believes these non-GAAP measures are meaningful to investors as they provide useful information to both management and investors by excluding certain revenues, expenses, gains or losses that may not be indicative of the Company’s core operating results and business outlook, and enhance the overall understanding of the Company’s current and prospective financial performance.

Adjusted Operating Revenues and Diluted Earnings Per Share from Continuing Operations (EPS) for the years ended December 31, 2013, 2012, and 2011 were as follows:

	Twelve Months Ended December 31,
In millions, except for earnings per share	2013		2012		2011
	Operating Revenues	Diluted EPS	Operating Revenue	Diluted EPS	Operating Revenue	Diluted EPS
Actual Results (GAAP)	$14,135	$3.63	$14,791	$4.72	$14,515	$3.59
Decorative Surfaces net gain	—	—	—	1.34	—	—
Decorative Surfaces equity interest	—	—	—	(0.04)	—	—
Decorative Surfaces operating results	—	—	921	0.21	1,084	0.22
Australian tax matter	—	—	—	—	—	0.34

Adjusted Results (Non-GAAP)	$14,135	$3.63	$13,870	$3.21	$13,431	$3.03

C-2

ILLINOIS TOOL WORKS INC.
ATTN: SHAREHOLDER RELATIONS
3600 WEST LAKE AVENUE
GLENVIEW, IL 60026-1215

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 1, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 1, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69562-P46054-Z62254 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLINOIS TOOL WORKS INC.

The Board of Directors recommends you vote FOR all nominees:

1. Election of Directors	For	Against	Abstain
1a. Daniel J. Brutto	☐	☐	☐
1b. Susan Crown	☐	☐	☐
1c. Don H. Davis, Jr.	☐	☐	☐
1d. James W. Griffith	☐	☐	☐
1e. Robert C. McCormack	☐	☐	☐
1f. Robert S. Morrison	☐	☐	☐
1g. E. Scott Santi	☐	☐	☐
1h. James A. Skinner	☐	☐	☐
1i. David B. Smith, Jr.	☐	☐	☐
1j. Pamela B. Strobel	☐	☐	☐
1k. Kevin M. Warren	☐	☐	☐
1l. André D. Williams	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as ITW's independent registered public accounting firm for 2014.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐
4. Approval of the amendments to the Company's Restated Certificate of Incorporation to eliminate supermajority voting requirements.	☐	☐	☐
5. Approval of the amendments to the Company's Restated Certificate of Incorporation to eliminate provisions regarding Board size.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date